EXECUTION COPY

GOLD AND SILVER PREPAYMENT AGREEMENT

CRH FUNDING II PTE. LTD.

- and –

ALASKA GOLD TORRENT LLC

- dated –

February 9, 2017

TABLE OF CONTENTS

Article 1 Interpretation		1

1.1	Definitions	1
1.2	Certain Rules of Interpretation	16

Article 2 PUrchase and sale		17

2.1	Purchase and Sale of Refined Minerals	17
2.2	Delivery Obligations	18
2.3	Invoicing	20
2.4	Purchase Price	20
2.5	Use of Funds	20
2.6	Guarantee	21
2.7	Security	21
2.8	Royalty Conversion	21

Article 3 TRANCHE PAYMENTS		22

3.1	First Tranche Matters	22
3.2	Conditions Precedent to Advance of First Tranche in Favor of the Purchaser	22
3.3	First Tranche Closing Date Conditions Precedent in Favor of the Seller	25
3.4	First Tranche Closing Date Closing Deliveries of the Purchaser	25
3.5	Second Tranche	25
3.6	Conditions Precedent to Advance of Second Tranche in Favor of the Purchaser	26

Article 4 TERM AND TERMINATION AND ADJUSTMENT		27

4.1	Term	27

Article 5 REPORTING; BOOKS AND RECORDS; INSPECTIONS		27

5.1	Monthly Reporting	27
5.2	Annual Reporting	27
5.3	Books and Records	28
5.4	Inspections	28

Article 6 COVENANTS		29

6.1	Conduct of Operations	29
6.2	Preservation of Corporate Existence	29
6.3	Processing/Commingling	30
6.4	Offtake Agreements	30
6.5	Insurance	31
6.6	Confidentiality	32
6.7	Notice of Adverse Impact	33
6.8	Restrictions on Business	34
6.9	Non-Arm’s Length Transactions	34

- i -

6.10	Program and Budget	34
6.11	Trading Activities of the Seller and the Seller Group Entities	34
6.12	Acts to Prevent Seller Event of Default	35
6.13	Security Documents and Encumbrances	35
6.14	New Subsidiaries	35
6.15	Other Reporting Requirements	35
6.16	Compliance with Native American Requirements	36

Article 7 TRANSFERS OF INTERESTS		36

7.1	Owner of Project Assets etc.	36
7.2	Prohibited Transfers and Changes of Control	36
7.3	Permitted Transfers and Changes of Control	36

Article 8 SECURITY		40

8.1	Indebtedness and Encumbrances	40
8.2	Stockpiling	41

Article 9 REPRESENTATIONS AND WARRANTIES		41

9.1	Representations and Warranties of the Seller	41
9.2	Representations and Warranties of the Purchaser	41
9.3	Survival of Representations and Warranties	41
9.4	Knowledge	41

Article 10 sELLER EVENTS OF DEFAULT		42

10.1	Seller Events of Default	42
10.2	Force Majeure	45

Article 11 REMEDIES		45

11.1	Remedies	45

Article 12 ADDITIONAL PAYMENT TERMS		46

12.1	Payments	46
12.2	Taxes	46
12.3	Overdue Payments	47
12.4	Set-Off	47

Article 13 RIGHT OF FIRST Offer		47

13.1	Right of First Offer	47

Article 14 GENERAL		48

14.1	Disputes and Arbitration	48
14.2	Further Assurances	49
14.3	Survival	49
14.4	No Joint Venture	49

- ii -

14.5	Governing Law	49
14.6	Notices	50
14.7	Press Releases	51
14.8	Amendments	51
14.9	Beneficiaries	51
14.10	Entire Agreement	51
14.11	Waivers	52
14.12	Assignment	52
14.13	Severability	52
14.14	Costs and Expenses	52
14.15	Counterparts	52

Schedule “A” - Description of Properties (with Map)
Schedule “B” - Seller Representations and Warranties
Schedule “C” - Purchaser Representations and Warranties
Schedule “D” - Security Documents
Schedule “E” - Permitted Encumbrances

Schedule “F” – Initial Program and Budget

Schedule “G” – Current Indebtedness

Schedule “H” – Intellectual Property

- iii -

THIS GOLD AND SILVER PREPAYMENT AGREEMENT dated as of the 9th day of February, 2017 (the “Execution Date”)

BETWEEN:

CRH FUNDING II PTE. LTD, a Singapore private limited company

(the “Purchaser”)

– and –

ALASKA GOLD TORRENT LLC, an Alaska limited liability company

(the “Seller”)

WITNESSES THAT:

WHEREAS the Seller owns certain fee property and leases certain patented mining claims and State of Alaska unpatented mining claims pursuant to the Underlying Lease, which properties are located in the Willow Creek Mining District, Alaska, all as more particularly described in the description and the map set out in Schedule “A” attached hereto;

AND WHEREAS the Seller seeks financing in order to fund the development of the Project (as defined herein) to bring the Project into commercial production, and in such regard, the Purchaser has agreed to invest, or cause an Affiliate thereof to invest, up to a maximum of $11.25 million in the Seller, subject at all times to the satisfaction of certain terms and conditions set forth herein;

AND WHEREAS in consideration, and in compliance with the terms herein, of the financing to be provided by the Purchaser or an Affiliate thereof, the Seller has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Seller, an amount of Refined Minerals as determined in this Agreement, all subject to and in accordance with the terms and conditions of this Agreement;

AND WHEREAS the Seller has agreed to grant certain security to the Purchaser to, among other things, collateralize its obligations under this Agreement including the delivery and performance obligations set out herein, such security shall be granted pursuant to the Security Documents;

AND WHEREAS capitalized terms when used in these recitals shall have the respective meanings set out in Article 1;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

Article 1

Interpretation

1.1	Definitions

In this Agreement, including in the recitals and schedules hereto:

“Abandonment Property” has the meaning set out in Section 7.3(e).

“Additional Term” has the meaning set out in Section 4.1.

“Affiliate” means, in relation to any Person, any other Person who is, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first mentioned Person. For the purposes of this Agreement, including this definition and the definitions of “Change of Control” and “subsidiary”, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Gold and Silver Prepayment Agreement and all attached Schedules, in each case as the same may be amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof.

“Applicable Laws” means any international, federal, state, provincial, territorial, local or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority, including any judicial or administrative interpretation thereof, applicable to a Person or any of its properties, assets, business or operations.

“Applicable Percentage” has the meaning set out in Section 6.5(b) or 6.5(d), as the case may be.

“Approvals” means all authorizations, clearances, consents, orders and other approvals required to be obtained from any Person, including any Governmental Authority, in connection with the transactions contemplated by this Agreement.

“Approved Terms” has the meaning set out in Section 13.1(b).

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory holiday under the laws of the State of New York.

“CAR Rules” has the meaning set out in Section 14.1(b).

“Cash Notice” has the meaning set out in Section 2.2(d).

“Cash Revocation Notice” has the meaning set out in Section 2.2(f).

“Change of Control” of a Person (the “Subject Person”) means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, Transfer or acquisition of voting securities, the result of which is that any other Person or group of other Persons acting jointly or in concert for purposes of such transaction: (1) becomes the beneficial owner, directly or indirectly, of 50% or more of the voting securities of the Subject Person (other than if the Seller is the Subject Person, in which case, of 20% or more of its voting securities); or (2) acquires control, directly or indirectly, of the Subject Person, provided that a Change of Control shall not include any transaction that results in all of the common shares of the Subject Person continuing to be, directly or indirectly, beneficially owned by the Seller.

“Collateral” means the property, assets and undertaking that is subject to and charged by the Security Documents.

“Commercial Production” means the production in two consecutive months of a minimum of 650 Gold Equivalent Ounces per month.

“Commingling Plan” has the meaning set out in Section 6.3.

“Confidential Information” has the meaning set out in Section 6.6(a).

“Date of Delivery” has the meaning set out in Section 2.2(c) or Section 2.2(g), as the case may be.

“Designated Jurisdiction” means any of Canada, Singapore, the United Kingdom and the United States.

“Dissolution” means, in respect of any Person, the bankruptcy, insolvency, winding-up, administration or liquidation of that Person and any equivalent or analogous procedure.

“Distribution” means, with respect to any Person:

(i)	the retirement, redemption, retraction, purchase or other acquisition by such Person of any securities of such Person;

(ii)	the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other property or otherwise) of, on or in respect of, any securities of such Person; and

(iii)	any other payment or distribution (in cash, securities or other property, or otherwise) by such Person of, on or in respect of its securities.

“Dispute” has the meaning set out in Section 14.1(a).

“Documents” means this Agreement and all other documents, certificates, and instruments executed or delivered by any Obligor to the Purchaser in connection with this Agreement, as may be amended, supplemented, restated, replaced, or otherwise modified from time to time, and “Document” means any one of them.

“Environmental Law” has the meaning set forth in the Section 1(w)(i)(A) of Schedule B.

“Environmental Permits” has the meaning set forth in the Section 1(w)(i)(B) of Schedule B.

“Encumbrances” means any and all mortgages, charges, assignments, hypothecs, pledges, security interests, liens and other encumbrances of every nature and kind, whether contingent or absolute and any agreement, option or privilege capable of becoming any of the foregoing (whether consensual, arising by law or otherwise) that secures the payment of any Indebtedness or liability or the observance or performance of any obligation.

“Excluded Taxes” means any additional Taxes imposed or collected by a jurisdiction: (i) by reason of the Purchaser (or any assignee of the Purchaser pursuant to Section 14.12, but with respect only to the interest of such assignee) being incorporated or resident in that jurisdiction, carrying on business in, or having a permanent establishment or a connection in that jurisdiction or participating in a transaction separate from this Agreement in that jurisdiction, in each case determined by application of the laws of that jurisdiction, other than by reason of acquiring Refined Minerals under this Agreement, receiving payments or deliveries under this Agreement in that jurisdiction, making payments under this Agreement, or enforcing rights under this Agreement or any of the other Documents; or (ii) other than a Designated Jurisdiction solely by reason of the location of the metal account or bank accounts described in Section 2.2(c) being located in such jurisdiction.

“Execution Date” has the meaning set out on page 1 hereof.

“Fee Property” has the meaning set forth in the Section 1(r) of Schedule B.

“Financing” has the meaning set out in Section 13.1(a).

“First Delivery Date” means the first Business Day after the earlier of: (i) the first date on which Commercial Production has been achieved, and (ii) 15 months from the First Tranche Closing Date.

“First Tranche” means a total of $6,500,000.

“First Tranche Closing Date” means the date three (3) Business Days following the satisfaction or waiver of the First Tranche Closing Date Conditions or on such other date as the Parties may agree on in writing.

“First Tranche Deadline” means eleven (11) months from the Execution Date.

“First Tranche Closing Date Conditions” means those conditions set out in Section 3.2.

“Force Majeure” means any event or circumstance, or a combination of events and/or circumstances:

(i)	that directly causes or results in the prevention or delay of the Seller from performing the particular obligation in this Agreement;

(ii)	which is beyond the reasonable control of the Seller; and

(iii)	could not, or the effects of that event or circumstance could not, have been prevented or delayed, overcome or remedied by the Seller, acting reasonably;

and provided the event or circumstance meets the foregoing criteria, includes without limitation:

(A)	acts of war (whether war be declared or not); public disorders, insurrection, rebellion, revolution, terrorist acts, sabotage, riots or violent demonstrations;

(B)	civil disobedience, caused by indigenous peoples, environmental lobbyists, non-governmental organizations or local community groups or other persons;

(C)	injunctions imposed by any Governmental Authority except if caused by a breach of the law or a court resolution;

(D)	floods, earthquakes, hurricanes or other natural calamities or acts of God;

(E)	travel and access restrictions imposed by government or other third parties, or other delays caused by endemics, epidemics or pandemics;

(F)	injunctions not caused by any breach of this Agreement by the Seller whether of the kind enumerated above or whether foreseen, foreseeable or otherwise unforeseeable;

and provided that “Force Majeure” does not include any legal or lawful labour strikes.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the applicable period.

“Gold Equivalent” has the meaning set forth in the definition for Gold Equivalent Ounces.

“Gold Equivalent Ounces” means, (i) the number of ounces of gold produced during a specific period (for purposes of this definition the “Milestone Period”), plus (ii) the number of ounces of silver produced during the Milestone Period expressed in additional ounces of gold (for the purposes of this definition, the “Gold Equivalent”). The Gold Equivalent shall be equal to the number of ounces of silver produced under (ii) above, divided by the quotient of (x) the average Gold Market Price for the trading days during the Milestone Period, and (y) the average Silver Market Price for the trading days during the Milestone Period.

“Gold Market Price” means, with respect to any day, the afternoon per ounce gold fixing price in US dollars quoted by the London Bullion Market Association for Refined Gold on such day or, if such day is not a trading day, the immediately preceding trading day. If, for any reason, the London Bullion Market Association is no longer in operation or the price of Refined Gold is not confirmed, acknowledged by or quoted by the London Bullion Market Association, the Gold Market Price shall be determined by reference to the price of Refined Gold in the manner endorsed by the London Bullion Market Association and World Gold Council, failing which the Gold Market Price will be determined by reference to the price of Refined Gold on a commodity exchange mutually acceptable to the Parties, acting reasonably.

“Gold Torrent” means Gold Torrent, Inc.

“Governmental Authority” means any international, federal, state, provincial, territorial, municipal or local government, agency, department, ministry, authority, board, tribunal, commission or official, including any such entity with power to tax, or exercise regulatory or administrative functions, or any court, arbitrator (public or private), stock exchange or securities commission.

“Guarantee” has the meaning set out in Section 2.6.

“Hazardous Substances” has the meaning set forth in the Section 1(w)(i)(A) of Schedule B.

“Indebtedness” of any Person means, without duplication:

(i)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, bills or other similar instruments;

(ii)	all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for such Person’s account;

(iii)	all obligations of such Person under any lease that is required to be classified and accounted for as a capital or financed lease for financial accounting purposes or under any synthetic lease, tax retention, operating lease or other lease having substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement;

(iv)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(v)	all indebtedness of another Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, upon or in property owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations or such obligations are limited in recourse;

(vi)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(vii)	all guarantees, indemnities and other obligations (contingent or otherwise) of such Person in respect of Indebtedness of another Person; and

(viii)	all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any equity, ownership or profit interests in such Person within ten years from the date of issuance thereof.

“Initial Program and Budget” means the 18-month program and budget with respect to project construction and development including initial gold recovery plant and mining operations to be conducted at the Properties by the Seller or the Seller Group Entities for the period between the first month from the First Tranche Closing Date and the 18-month anniversary thereof, which, among other things, sets out the use of all capital provided in all Tranches, a copy of which is attached hereto as Schedule “F”.

“Initial Term” has the meaning set out in Section 4.1.

“Insolvency Event” means, in relation to any Person, any one or more of the following events or circumstances:

(i)	proceedings are commenced for the Dissolution of it, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 30 days of the commencement of such proceedings;

(ii)	a decree or order of a court of competent jurisdiction is entered adjudging it to be bankrupt or insolvent (unless vacated), or a petition seeking reorganization, arrangement or adjustment of or in respect of it is approved under applicable laws relating to bankruptcy, insolvency or relief of debtors;

(iii)	it makes an assignment for the benefit of its creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any Applicable Law relating to bankruptcy, insolvency, reorganization, arrangement or readjustment of debt or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar Person appointed with respect to it or any substantial portion of its property or assets unless such proceeding, assignment or appointment is involuntary and dismissed, vacated or stayed within 30 days of commencement of such proceeding; or

(iv)	a resolution of its board of directors is passed for the receivership or winding-up or liquidation of it.

“Leased Real Property” has the meaning set forth in the Section 1(r) of Schedule B.

“Lot” means the applicable quantity of Minerals from the Project delivered to an Offtaker.

“Material Adverse Effect” means any event, occurrence, change or effect that, when taken individually or together with all other events, occurrences, changes or effects:

(v)	materially limits, restricts or impairs or is reasonably likely to materially limit, restrict or impair the ability of: (1) the Seller or any Seller Guarantors to perform their respective obligations under this Agreement or any other Document, as applicable; or (2) the Seller to operate the Project substantially in accordance with the Operating Plan in effect at the time of the occurrence of the event, occurrence, change or effect; or

(vi)	causes or is reasonably likely to cause any significant decrease to expected gold or silver production from the Project based on the Operating Plan in effect at the time of the occurrence of the event, occurrence, change or effect.

“Material Agreements” means, collectively, this Agreement, the Security Documents, any Offtake Agreements, the Underlying Lease and any other agreement or contract, the breach, loss or termination of which could reasonably be expected to result in a Material Adverse Effect.

“Milestone Period” has the meaning set forth in the definition for Gold Equivalent Ounces.

“Miranda” means Miranda U.S.A., Inc.

“Minerals” means any and all marketable gold and silver bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Properties, and include any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Properties, and include ore and any other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates or doré.

“Mining Activities” means those activities of the Seller that involve or are related to any type of exploration, evaluation, construction, development of resources and/or reserves, mining, processing, sale or transporting of Minerals and related activities, and the providing of services related thereto, at the Project, including (i) financing activities, general administrative management and operational activities to advance the financing and development of the Project and (ii) activities set out in the Seller’s limited liability company agreement.

“Money Laundering Laws” has the meaning set forth in the Section 1(q)(ii) of Schedule B.

“Monthly Report” means a written report in relation to a calendar month with respect to the Project that contains, for such month:

(i)	a narrative description of activities conducted with respect to the Project for such month;

(ii)	types, tonnes and grades of mined Minerals from the Project;

(iii)	types, tonnes and grades of stockpiled Minerals from the Project;

(iv)	tonnes of Minerals processed by and resulting concentrates from the processing facilities related to the Project in total and similar information with respect to any other processing facilities;

(v)	the number of ounces of gold and silver contained in Minerals processed during such month, but not delivered to an Offtaker by the end of such month;

(vi)	a summary of deliveries from the Project copies of available Offtaker Settlement Sheets and other Offtaker statements, invoices or receipts, or if the sharing of such documents is restricted by applicable confidentiality restrictions or Applicable Laws, such other information that will allow the Purchaser to verify all aspects of the deliveries of Refined Minerals and compliance with other provisions of this Agreement;

(vii)	the aggregate number of ounces of Refined Gold and the number of ounces of Refined Silver delivered to the Purchaser under this Agreement up to the end of such month;

(viii)	monthly progress reports that include statements of expenditures and comparisons of such expenditures to the Initial Program and Budget and to Subsequent Programs and Budgets;

(ix)	a detailed final report within 30 days after completion of the Initial Program and Budget and the Subsequent Programs and Budgets, which report shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of the Initial Program and Budget and the Subsequent Programs and Budgets, as applicable;

(x)	actions taken pursuant to discussions with any Governmental Authority or Native American tribes, well as actions pursuant to environmental operations including, any perceived related risks with respect to either of such matters;

(xi)	notice regarding any events (or lapses of time or action) that materially increase the likelihood of a Seller Event of Default under this Agreement, and any actions taken to remediate any such event, lapses of time or action;

(xii)	notice regarding entrance into, termination of, or any material breach under, any Material Agreement; and

(xiii)	such other information regarding the calculation of the amount of Refined Minerals delivered to the Purchaser as the Purchaser may reasonably request.

“Net Present Value of the Remaining Purchase” means the net present value of the Purchaser’s rights to acquire Refined Minerals under this Agreement over the full operational life of the Project, calculated on the basis of the Operating Plan that exists as of the later to have occurred of the First Tranche Closing Date or Second Tranche Closing Date and reasonable assumptions regarding metal recoveries, discount rate, exchange rates and metal prices.

“Net Proceeds” means, with respect to the receipt of insurance proceeds, the aggregate amount received by the Seller Group Entities less the fees, costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Purchaser) incurred or paid to a third party by any Seller Group Entity in connection with the claim giving rise to such proceeds, without deduction for any insurance premiums or similar payments.

“New Owner” has the meaning set out in Section 7.3(a)(iii).

“New Seller Guarantors” has the meaning set out in Section 7.3(a)(iv).

“NI 43-101” has the meaning set forth in the Section 1(v) of Schedule B.

“Obligor” means, as applicable, the Seller and any Seller Group Entity.

“Offtake Agreement” means any agreement, arrangement or transaction entered into by any Seller Group Entity with any Person (including spot sales): (i) for the sale of Minerals to such Person (other than an intra-company sale between Seller Group Entities that precedes the sale of Minerals to an arm’s length third party); or (ii) for the smelting, refining or other beneficiation of Minerals by such Person for the benefit of any Seller Group Entity, as may be amended, restated, amended and restated, supplemented, modified or superseded from time to time.

“Offtaker” means any Person that enters into an Offtake Agreement with a Seller Group Entity.

“Offtaker Settlement” means: (i) with respect to Minerals from the Project purchased by an Offtaker from a Seller Group Entity, the receipt by a Seller Group Entity of payment, or other consideration from the Offtaker, whether provisional or final; and (ii) with respect to Minerals from the Project refined, smelted or otherwise beneficiated by an Offtaker on behalf of a Seller Group Entity, the receipt by the Seller Group Entity of Refined Minerals or other materials or payments derived from or relating to Produced Minerals in accordance with the applicable Offtake Agreement.

“Offtaker Settlement Sheets” means the final documents from the Offtaker (or if such final documents are not available in the case of a provisional payment, the relevant documents on which such provisional payment has been determined) or such other relevant documents, in each case evidencing at least the amount of Minerals, including Produced Minerals in each Lot.

“Operating Plan” means a life of mine operating plan for the Project as the same may be amended from time to time.

“Option Notice” has the meaning set out in Section 13.1(c).

“Other Minerals” means any and all marketable metal bearing material in whatever form or state (including ore) that is mined, produced, extracted or otherwise recovered from any location that is not within the Properties.

“Parties” means the parties to this Agreement.

“Patented Mining Claims” has the meaning set forth in the definition for Properties.

“Payable Minerals” means:

(i)	Commencing as of the First Delivery Date, 18% of the Produced Minerals contained in a Lot in respect of which Lot any Seller Group Entity receives an Offtaker Settlement, until such time that Seller has delivered a cumulative total of 23,000 Gold Equivalent Ounces to Purchaser, provided that if at any time before Seller has delivered a cumulative total of 23,000 Gold Equivalent Ounces to Purchaser, (x) the capacity of the processing plant constructed and fully utilized in operations at the Project is equal to or exceeds 400 tons per day, and (y) Purchaser has agreed to a revised Operating Plan and satisfied itself, acting reasonably, that the new Operating Plan is sufficiently supported by internal resource estimates, then the delivery rate will be reduced from 18% to 15% of the Produced Minerals.

(ii)	At such time that Seller has delivered a cumulative total of 23,000 Gold Equivalent Ounces to Purchaser, Payable Minerals shall mean 10% of the Produced Minerals contained in a Lot in respect of which Lot any Seller Group Entity receives an Offtaker Settlement, until such time that Seller has delivered to Purchaser an additional 5,000 Gold Equivalent Ounces for a cumulative delivered total of 28,000 Gold Equivalent Ounces.

(iii)	At such time that Seller has delivered a cumulative total of 28,000 Gold Equivalent Ounces to Purchaser, Payable Minerals shall mean thereafter 5% of the Produced Minerals from the Patented Mining Claims and 2.5% from the State Mining Claims contained in a Lot in respect of which Lot any Seller Group Entity receives an Offtaker Settlement.

“Permits” means all material licenses, permits, approvals (including environmental approvals) authorizations, rights (including surface and access rights), privileges, concessions or franchises necessary for the development and operation of the Project, including any contemplated by the Operating Plan.

“Permitted Encumbrances” means (i) any Encumbrance for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Encumbrance created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Encumbrance created under the Security Documents and securing the Seller’s obligations under this Agreement, (v) Encumbrances (A) upon or in any equipment acquired or held by the Seller to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Encumbrance is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (vi) Encumbrances incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Encumbrances of the type described in clauses (i) through (v) above, provided that any extension, renewal or replacement Encumbrance shall be limited to the property encumbered by the existing Encumbrance and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Seller’s business, not interfering in any material respect with the business of the Seller, (viii) Encumbrances in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (ix) any reservations, or exceptions contained in the original patents or by statute, (x) any registered easements and registered restrictions or covenants that run with the land, in either case which do not materially detract from the value of, or materially impair the use of, the Properties, for the purpose of conducting and carrying out mining operations thereon, (xi) liens or other rights granted by the Seller or a Seller Guarantor to secure performance of statutory obligations or regulatory requirements (including reclamation obligations) to the extent required by Applicable Law or Governmental Authority, (xii) Encumbrances arising from judgments, decrees or attachments in circumstances not constituting an Seller Event of Default under Section 10.1, (xiii) those encumbrances listed on Schedule “E”, and (xiv) any Encumbrance created with the Purchaser’s prior written consent.

“Permitted Indebtedness” means:

(i)	Indebtedness incurred by Seller or a Seller Guarantor constituting: (a) equipment financing that is secured only by the underlying equipment; (b) receivable financing that is secured only by the underlying receivables; (c) trade creditors which are part of the normal course of business; and (d) unsecured Indebtedness solely for working capital purposes in connection with the Project in an aggregate amount not to exceed $100,000;

(ii)	Indebtedness incurred under this Agreement;

(iii)	Indebtedness in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of Seller or a Seller Guarantor to the extent required by Applicable Laws or Governmental Authority; and

(iv)	Any other Indebtedness (a) for which the Purchaser has provided prior written consent, or (b) which is outstanding as of the date hereof as set forth on Schedule “G”.

“Person” includes an individual, corporation, body corporate, limited or general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, Governmental Authority or any other type of organization or entity, whether or not a legal entity.

“Produced Minerals” means any and all gold or silver in whatever form or state that is mined, produced, contained, extracted or otherwise recovered from the Properties, including any gold or silver derived from any processing or reprocessing of any tailings (owned and retained by the Seller), waste rock or other waste products derived from the Properties, and including gold or silver contained in any ore or other products resulting from the further milling, processing or other beneficiation of minerals mined, produced, extracted or otherwise recovered from the Properties, including concentrates and bars.

“Project” means the Project Assets, as well as the mining, exploration and development operations conducted thereon.

“Project Assets” means the Properties and all other present and after-acquired real or personal property or other assets and rights (including water rights and surface rights) used or acquired for use by any Seller Group Entity in connection with the Project and any mining, production, processing or extraction of minerals from the properties that comprise the Project, including the mines, infrastructure, processing facilities and other facilities constructed and operated at or in respect of the Properties.

“Project Net Present Value” means the net present value of the Project based on: (i) the calculation methodology contained in the original Operating Plan; and (ii) the operating projections set forth in the then current Operating Plan.

“Properties” means (i) the Underlying Lease and the leasehold interest thereunder in the patented mining claims (“Patented Mining Claims”) and State of Alaska unpatented mining claims (“State Mining Claims”) more particularly described on Part 2 of Schedule “A” attached hereto; (ii) the Fee Property more particularly described on Part 1 of Schedule “A” attached hereto; (iii) and any and all real property interests, mineral claims, mineral leases, and any related rights, concessions or interests, owned or in respect of which an interest is held in the Project, directly or indirectly, by any Seller Group Entity, whether created privately or by the action of any Governmental Authority, including any and all properties acquired (including by lease) by any Seller Group Entity within 25 miles of the exterior boundary of the Properties described on Schedule “A” attached hereto; and (iv) any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, and any related rights, concessions or interests, owned or in respect of which an interest is held, directly or indirectly, by any Seller Group Entity at any time during the Term, whether or not such ownership or interest is held continuously; and (v) all buildings, structures, improvements, appurtenances and fixtures on or attached to the properties described in parts (i), (ii), (iii), and (iv) above.

“Purchase Price” means an amount up to $11,250,000, in the aggregate.

“Purchaser” means CRH Funding II PTE Ltd.

“Purchaser Term Sheet” has the meaning set out in Section 13.1(d).

“Receiving Party” has the meaning set out in Section 6.6(a).

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to standards meeting or exceeding 995 parts per 1,000 fine gold.

“Refined Minerals” means Refined Gold and Refined Silver.

“Refined Silver” means marketable metal bearing material in the form of silver that is refined to standards meeting and exceeding commercial standards for the sale of refined silver.

“Reports” has the meaning set forth in the Section 1(v) of Schedule B.

“Restricted Person” means any Person that:

(i)	is named, identified, described in or on or included in or on any of:

(1)	the lists maintained by the Office of the Superintendent of Financial Institutions (Canada) with respect to terrorism financing, including the lists made under subsection 83.05(1) of the Criminal Code, under the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and under the United Nations Al-Qaida and Taliban Regulations;

(2)	the Denied Persons List, the Entity List or the Unverified List, compiled by the Bureau of Industry and Security, U.S. Department of Commerce;

(3)	the List of Statutorily Debarred Parties compiled by the U.S. Department of State;

(4)	the Specially Designated Nationals Blocked Persons List compiled by the U.S. Office of Foreign Assets Control;

(5)	the annex to, or is otherwise subject to the provisions of, U.S. Executive Order No. 13324; or

(6)	any other Applicable Law relating to anti-terrorism or anti-money laundering matters;

(ii)	is subject to trade restrictions under any Applicable Laws, including, but not limited to:

(1)	the United Nations Act (Canada), the Special Economic Measures Act (Canada) and the Freezing of Assets of Corrupt Foreign Officials Act (Canada);

(2)	the International Emergency Economic Powers Act, 50 U.S.C.; and

(3)	the Trading with the Enemy Act, 50 U.S.C. App. 1.1 et seq.; or any other enabling legislation or executive order relating thereto, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107 56; or

(iii)	is a Person or entity who is an Affiliate of a Person or entity listed above.

“Right of First Offer” has the meaning set out in Section 13.1(c).

“Sanctioned Country” has the meaning set forth in the Section 1(q)(iii) of Schedule B.

“Sanctions” has the meaning set forth in the Section 1(q)(iii) of Schedule B.

“Second Tranche” means $4,750,000.

“Second Tranche Closing Date” means five Business Days after the Purchaser has notified the Seller that it is satisfied that the conditions set out in Section 3.6 have been satisfied or will be satisfied on the Second Tranche Closing Date, which must occur after the Second Tranche Closing Date Conditions have been fulfilled to the satisfaction of the Purchaser, acting reasonably. For clarity, Closing shall not occur on the Second Tranche Closing Date if the Second Tranche Closing Date Conditions have not been fulfilled to the satisfaction of the Purchaser, acting reasonably.

“Second Tranche Closing Date Conditions” means those conditions identified as such in Section 3.6.

“Second Tranche Deadline” means March 31, 2018.

“Security” means the charges and security interests granted in favor of the Purchaser pursuant to the Security Documents.

“Security Documents” means, collectively, the agreements, instruments and documents listed in Schedule “D” and any other agreements, documents, instruments, financing statements and writings now or hereafter existing relating to the Security Documents, or required pursuant to the terms herein, together with all amendments, modifications, renewals or extensions thereof.

“Seller” means Alaska Gold Torrent LLC.

“Seller Event of Default” has the meaning set out in Section 10.1.

“Seller Group Entity” means the Seller and any Affiliate of the Seller, including any Seller Guarantors, from time to time.

“Seller Guaranteed Obligations” means all present and future debts, liabilities and obligations whatsoever of any Seller Guarantors to the Purchaser under or in connection with this Agreement or any other Document or any other Documents (as pertains to the obligations arising thereunder in connection with this Agreement), including the Seller’s Obligations.

“Seller Guarantors” means any Person that is required, following the Execution Date, to become a guarantor of the Seller Guaranteed Obligations pursuant to this Agreement.

“Seller’s Obligations” means all present and future debts, liabilities and other obligations whatsoever of the Seller to the Purchaser under or in connection with this Agreement or any other Documents (as pertains to the obligations arising thereunder in connection with this Agreement), including its obligations under Article 2 and to pay any amounts under this Agreement, including an award of the arbitrators.

“Shares” means, in the case of a body corporate, shares (voting or otherwise) in the body corporate, and in the case of any other Person, shares, partnership or member interests, or voting, equity, participating or other ownership interests in that Person, and includes any option or other right to acquire Shares and any security convertible into or exchangeable for Shares.

“Share Transfer” means a transfer of shares (including an issuance of Shares) not involving a Change of Control.

“Silver Market Price” means, with respect to any day, the afternoon per ounce silver fixing price in US dollars quoted by the London Bullion Market Association for Refined Silver on such day or, if such day is not a trading day, the immediately preceding trading day. If, for any reason, the London Bullion Market Association is no longer in operation or the price of Refined Silver is not confirmed, acknowledged by or quoted by the London Bullion Market Association, the Silver Market Price shall be determined by reference to the price of Refined Silver in the manner endorsed by the London Bullion Market Association, failing which the Silver Market Price will be determined by reference to the price of Refined Silver on a commodity exchange mutually acceptable to the Parties, acting reasonably.

“State Mining Claims” has the meaning set forth in the definition for Properties.

“Stockpiling Activities” has the meaning set out in Section 8.2.

“Subsequent Program and Budget” means each consecutive 12 month program and budget (excluding the Initial Program and Budget) with respect to mining operations to be conducted at the Properties by the Seller or the Seller Group Entities. Subsequent Programs and Budgets, among other things, shall set out the use of the unexpended remainder of the Purchase Price, advanced or unadvanced.

“Subsidiary” means, with respect to any Person, any other Person which is, directly or indirectly, controlled and wholly-owned by that Person.

“Taxes” means all taxes, surtaxes, duties, levies, imposts, tariffs, fees, assessments, reassessments, withholdings, dues and other charges of any nature, whether disputed or not, by a Governmental Authority, and instalments in respect thereof, including such amounts imposed or collected on the basis of: income; capital, real or personal property; payments, deliveries or transfers of property of any kind to residents or non-residents; purchases, consumption, sales, use, import, export of goods and services; mining; distributions; equity; together with penalties, fines, additions to tax and interest thereon; and “Tax” shall have a corresponding meaning.

“Technical Report” means the National Instrument 43-101 Technical Report: Preliminary Feasibility Study for the Lucky Shot Project, Matanuska-Susitna Borough, Alaska, USA, dated June 30, 2016, prepared by Hard Rock Consulting, LLC.

“Term” has the meaning set out in Section 4.1.

“Third Parties” has the meaning set out in Section 6.6(a)(i).

“Third Party Terms” has the meaning set out in Section 13.1(b).

“Time of Delivery” has the meaning set out in Section 2.2(c) or Section 2.2(g), as the case may be.

“Toll-Processing Agreement” means an executed definitive agreement to which the Seller is a party, governing toll-processing at a market rate for full commercial production over the life of the Project, in form and substance satisfactory to the Purchaser.

“Trading Activities” has the meaning set out in Section 6.11.

“Tranche” means any of the First Tranche and the Second Tranche, and “Tranches” means each of the First Tranche and the Second Tranche.

“Transfer” means to, directly or indirectly, sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including expropriation or other transfer required or imposed by law or any Governmental Authority), whether voluntary or involuntary.

“Underlying Lease” has the meaning set forth on Schedule A.

1.2	Certain Rules of Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

(a)	The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.

(b)	References to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement.

(c)	Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(e)	The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)	A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time.

(h)	Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

(i)	Unless specified otherwise, in this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (New York time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (New York time) on the next Business Day.

(j)	Unless specified otherwise in this Agreement, all statements or references to dollar ($) amounts in this Agreement are to United States dollars.

(k)	The following Schedules are attached to and form part of this Agreement:

Schedule “A”	-	Description of Properties (with Map)

Schedule “B”	-	Seller Representations and Warranties

Schedule “C”	-	Purchaser Representations and Warranties

Schedule “D”	-	Security Documents

Schedule “E”	-	Permitted Encumbrances

Schedule “F”	-	Initial Program and Budget

Schedule “G”	-	Current Indebtedness

Schedule “H”	-	Intellectual Property

Article 2

PUrchase and sale

2.1	Purchase and Sale of Refined Minerals

(a)	Subject to and in accordance with the terms of this Agreement, during the Term, for no additional consideration over and above the Purchase Price, the Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from the Seller: (i) in respect of each Lot, the amount of Refined Minerals equal to Payable Minerals; and (ii) such additional amounts of Refined Minerals that the Seller chooses to deliver to the Purchaser, in both cases, free and clear of all Encumbrances.

(b)	The amount of Produced Minerals shall be measured by the amount of gold and silver contained in the Minerals received by the Offtaker as determined by the Offtaker Settlement Sheets. Produced Minerals shall not be reduced by, and the Purchaser shall not be responsible for, any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other similar charges or deductions, regardless of whether such charges or deductions are expressed as a specific metal deduction, as any recovery rate or otherwise, in any case, pursuant to the terms of the applicable Offtake Agreement or otherwise.

(c)	The Seller’s obligation to deliver Refined Minerals under this Agreement shall be to deliver Refined Minerals in a manner and in an amount determined in accordance with the terms of this Agreement. Without in any way limiting or lessening the delivery obligations of the Seller under this Agreement, the Parties acknowledge that the Seller shall not be obliged to, and it is not the intention of the Seller to, sell or deliver to the Purchaser the Refined Minerals physically resulting from gold and silver mined, produced, extracted or otherwise recovered from the Properties.

2.2	Delivery Obligations

(a)	Subject to Section 2.2(b), within five Business Days after the date of each Offtaker Settlement on or following the First Delivery Date, the Seller shall deliver to the Purchaser (for no additional consideration over and above the Purchase Price) Refined Minerals in an amount equal to at least Payable Minerals in respect of the Lot to which such Offtaker Settlement relates.

(b)	If an Offtaker Settlement consists of a provisional payment that may be adjusted upon final settlement of a Lot, then:

(i)	within five Business Days after the date of such provisional Offtaker Settlement, the Seller shall deliver to the Purchaser for Purchaser’s own use absolutely: Refined Minerals in an amount equal to the Payable Minerals in respect of such Lot for which the Seller received a provisional Offtaker Settlement (provided that, for this calculation of Refined Minerals, the amount of gold and silver in the Lot which the Offtaker uses in the calculation of its provisional payment shall be used to determine the amount of Produced Minerals in the Lot) under the applicable Offtake Agreement, as supported by the documentation required pursuant to Section 2.3 and in the applicable Monthly Report; and

(ii)	within five Business Days after the date of final settlement of the Lot with the Offtaker, the Seller shall deliver to the Purchaser for Purchaser’s own use absolutely: Refined Minerals in an amount equal to the amount by which the actual Payable Minerals exceeds the amount of Refined Minerals previously delivered to the Purchaser in respect of such Lot pursuant to Section 2.2(b)(i), as supported by the documentation required pursuant to Section 2.3 and the applicable Monthly Report; provided, however, if the Refined Minerals delivered pursuant to Section 2.2(b)(i) exceeds the actual Payable Minerals, then the Seller shall be entitled to set off and deduct such excess amount of Refined Minerals from the next required deliveries by the Seller under this Agreement until it has been fully offset against deliveries to the Purchaser of Refined Minerals if any, pursuant to this Section 2.2(b).

(c)	Subject to the provisions of Section 2.2(d), the Seller shall deliver to the Purchaser all Refined Minerals to be delivered under this Agreement by way of gold and silver credits or physical allocation to the metal account or accounts at an international bullion and metals bank in a Designated Jurisdiction and designated by the Purchaser, both to be specified by the Purchaser by electronic communication prior to the First Tranche Closing Date and thereafter, if there is any change to such information, at least 30 days in advance of any delivery of Refined Minerals. If the Purchaser wishes to designate a metal account or accounts in a jurisdiction other than a Designated Jurisdiction, such designation will be subject to the prior written consent of the Seller, such consent not to be unreasonably withheld. The Purchaser hereby confirms that at the Second Tranche Closing Date its metal account will be in a Designated Jurisdiction. Delivery of Refined Minerals to the Purchaser shall be deemed to have been made at the time and on the date Refined Minerals (or cash therefor) is credited or physically allocated to a designated metal account or bank account of the Purchaser (the “Time of Delivery” on the “Date of Delivery”).

(d)	The Purchaser shall have the right to elect that the Seller deliver cash to the Purchaser in lieu of Refined Minerals to be delivered under this Agreement by providing written notice (the “Cash Notice”) to such effect to the Seller a minimum of three Business Days after the end of any month, provided that any such Cash Notice shall only take effect with respect to Lots that have been delivered to an Offtaker after the date of any such Cash Notice. For clarity, for any Lot that has been delivered to an Offtaker prior to the date of such Cash Notice, both provisional payments and final payments as contemplated by Section 2.2(b) shall continue to be made as and by way of the delivery of Refined Minerals to the Purchaser’s metal account or accounts.

(e)	The Cash Notice shall contain the details of the bank account that has been established by the Purchaser for such purposes, which bank account shall be in a Designated Jurisdiction. Any change to the bank account particulars shall be provided by the Purchaser to the Seller at least 30 days in advance of any delivery of Refined Minerals. If the Purchaser wishes to designate a bank account in a jurisdiction other than a Designated Jurisdiction, such designation will be subject to the prior written consent of the Seller, such consent not to be unreasonably withheld.

(f)	A Cash Notice shall continue to apply with respect to Refined Minerals to be delivered under this Agreement, until the Cash Notice is revoked by the Purchaser. The Purchaser may revoke a Cash Notice by providing written notice to such effect to the Seller (the “Cash Revocation Notice”) a minimum of three Business Days after the end of any month, provided that such Cash Revocation Notice shall only take effect with respect to Lots that have been delivered to an Offtaker after the date of any such Cash Revocation Notice. For clarity, for any Lot that shall have been delivered to an Offtaker prior to the date of such Cash Revocation Notice, both provisional payments and final payments as contemplated by Section 2.2(b) shall continue to be made as and by way of the delivery of cash to the Purchaser’s bank account in lieu of Refined Minerals.

(g)	If the Purchaser has forwarded a Cash Notice to the Seller, then, with respect to each applicable Lot for which an Offtaker Settlement has been received by the Seller, and, within five Business Days after the date of any provisional Offtaker Settlement or final settlement of the Lot with the Offtaker, as the case may be, the Seller shall deposit to the Purchaser’s bank account in the Designated Jurisdiction, (i) for each ounce of gold comprising the applicable Refined Gold, the Gold Market Price as of the Business Day immediately prior to each such deposit date, and (ii) for each ounce of silver comprising the applicable Refined Silver, the Silver Market Price as of the Business Day immediately prior to each such deposit date. Delivery of cash in lieu of Refined Minerals to the Purchaser shall be deemed to have been made at the time and on the date the cash in respect of the applicable Refined Minerals are credited or physically allocated to the designated bank account of the Purchaser (also, the “Time of Delivery” on the “Date of Delivery”).

(h)	Title to, and risk of loss of, Refined Minerals shall pass from the Seller to the Purchaser at the Time of Delivery.

(i)	All costs and expenses pertaining to each delivery of Refined Minerals or cash therefor to the Purchaser shall be borne by the Seller so long as the Purchaser’s metal account or bank account, as the case may be, is in a Designated Jurisdiction. If the Purchaser specifies delivery or payment, as the case may be, to a jurisdiction other than a Designated Jurisdiction, then the Purchaser will be responsible for any additional costs and expenses resulting therefrom over the costs and expenses that would have applied in the previous Designated Jurisdiction.

(j)	The Seller hereby represents and warrants to and covenants with the Purchaser that, immediately prior to the Time of Delivery: (i) the Seller will be the sole legal and beneficial owner of the Refined Minerals credited or physically allocated to a metal account of the Purchaser; or, alternatively, satisfied by way of the delivery of cash to the Purchaser and then paid for via the deposit to the Purchaser’s bank account as contemplated in this Section 2.2; (ii) the Seller will have good, valid and marketable title to such Refined Minerals; and (iii) such Refined Minerals will be free and clear of all Encumbrances.

2.3	Invoicing

The Seller shall notify the Purchaser in writing, at least three Business Days prior to each delivery and credit to either the metal account or the bank account of the Purchaser, by delivery of an invoice to the Purchaser that shall include:

(a)	the calculation of the number of ounces of Refined Gold credited by way of Refined Gold or cash, or physically allocated;

(b)	the calculation of the number of ounces of Refined Silver credited by way of Refined Silver or cash, or physically allocated;

(c)	the Offtaker Settlement Sheets on which the calculation is based, or if the sharing of such Offtaker Settlement Sheets is restricted by applicable confidentiality restrictions or Applicable Laws, such other information that will allow the Purchaser to verify all aspects of the delivery of Refined Minerals or cash therefor, reflected in such invoice;

(d)	the Date of Delivery and Time of Delivery;

(e)	if the delivery of Refined Gold or Refined Silver is satisfied by the delivery of cash, the Gold Market Price or Silver Market Price therefor; and

(f)	reference to the Offtake Agreement under which such delivery was made.

2.4	Purchase Price

The Seller and the Purchaser acknowledge and agree that following payment of the Tranches, the Purchaser will have prepaid for each ounce of Refined Minerals to be delivered by the Seller to the Purchaser under this Agreement. For clarity, at the end of the Term and upon termination of this Agreement, no amount will be owing by the Purchaser to the Seller with respect to the delivery of Payable Minerals, over and above amounts already advanced by the Purchaser to the Seller as and by way of the Purchase Price.

2.5	Use of Funds

The Seller shall use, or cause to be used: (i) the entire amount of the Purchase Price; and (ii) with respect to all other funding received by the Seller from any source whatsoever, such other funding, solely towards: (A) the development of the Project; (B) general working capital purposes in respect of the Project (as set out in the Initial Program and Budget, and as may be set forth in Subsequent Programs and Budgets, but only to the extent that the Purchaser has provided its prior written approval to any such Subsequent Programs and Budgets); and (C) such further investments into the Project as needed to reach Commercial Production (but only to the extent that the Purchaser has provided its prior written approval to any such investments, which such approval shall not be unreasonably conditioned, withheld or delayed).

2.6	Guarantee

Following the Execution Date, Seller shall cause any Subsidiary of the Seller to become a Seller Guarantor under this Agreement, and shall cause each Seller Guarantor to provide to the Purchaser, upon becoming a Subsidiary, as continuing collateral security for the Seller’s Obligations and the Seller Guaranteed Obligations, an unlimited and unconditional guarantee and a subordination and postponement of claim in form and substance satisfactory to the Purchaser, acting reasonably (a “Guarantee”), together with any relevant power of attorney, registrations, filings and other supporting documentation deemed reasonably necessary by the Purchaser or its counsel in connection therewith. The Seller will from time to time at its expense duly authorize, execute and deliver (or cause each Seller Guarantor to authorize, execute and deliver) to the Purchaser such further instruments and documents and take such further action as the Purchaser may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Purchaser and of the rights and remedies therein granted to the Purchaser.

2.7	Security

The Seller shall deliver to the Purchaser the Security Documents, in form and substance satisfactory to the Purchaser, acting reasonably. The Seller shall (and shall cause any Seller Guarantor to) take all actions necessary or as the Purchaser may reasonably request from time to time to ensure that the Seller’s Obligations and the Seller Guaranteed Obligations are secured by a first ranking security interest over all assets of the Seller and any Seller Guarantors (including, for greater certainty, over the Project Assets), subject only to Permitted Encumbrances. The Seller shall (and shall cause any Seller Guarantor to), at its expense, register, file and record the Security Documents in all applicable jurisdictions where registration, filing, or recording is necessary or advantageous to the creation, perfection, and preserving of the security interests created by the applicable Security Documents. The Seller shall (and shall cause any Seller Guarantor to) renew those registrations, filings, and recordings from time to time as and when required to keep them in full force and effect. The Seller shall (and shall cause each Seller Guarantor to) from time to time as reasonably required, provide the Purchaser an opinion of the Seller’s counsel that all such registrations, filings, and recordings have been made and that they perfect the security interests created by the applicable Security Documents. At such time that Seller has delivered a cumulative total of 28,000 Gold Equivalent Ounces to Purchaser, Purchaser shall execute and deliver to Seller a full release of the Security Documents.

2.8	Royalty Conversion

From and after such time that Seller has delivered a cumulative total of 28,000 Gold Equivalent Ounces to Purchaser and Purchaser’s right to received deliveries under Sections 2.1 and 2.2 has been reduced to 5% as applicable to the Patented Mining Claims and 2.5% as applicable to the State Mining Claims of the Produced Minerals, as provided in the definition for Payable Minerals, Purchaser shall have the right, at its sole discretion and upon written notice to Seller, to convert Purchaser’s right to receive deliveries under Sections 2.1 and 2.2 into a 5% overriding royalty interest burdening the Patented Mining Claims and a 2.5% overriding royalty interest burdening the State Mining Claims within the Properties, using a standard industry form of overriding royalty interest agreement, including audit rights, which royalty agreement shall be recorded and registered against the Properties. The royalty granted hereunder shall not be reduced by, and the Purchaser shall not be responsible for, any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other similar charges or deductions, regardless of whether such charges or deductions are expressed as a specific metal deduction, as any recovery rate or otherwise, in any case, pursuant to the terms of the applicable Offtake Agreement or otherwise. Purchaser shall have the right, at its discretion, to assign or transfer the royalty on and after its creation hereunder. Upon the execution, recording and registration of the two royalties against the Properties, this Agreement shall terminate, subject to those rights and obligations which survive pursuant to Section 14.3.

Article 3
TRANCHE PAYMENTS

3.1	First Tranche Matters

(a)	In consideration for the respective promises and covenants of the Seller contained herein, including the sale and delivery by the Seller to the Purchaser of Refined Minerals, the Purchaser hereby agrees to pay, and the Seller hereby agrees to accept, the First Tranche on the First Tranche Closing Date in cash, subject to the conditions set out in Section 3.2. No interest will be payable by the Seller on or in respect of any part of the Purchase Price.

(b)	The Seller will provide wire transfer instructions and bank account information for (all) Tranches to the Purchaser at least one Business Day in advance of the First Tranche Closing Date.

(c)	If the First Tranche Closing has not occurred on or before the First Tranche Deadline due to the failure of Seller to satisfy any of the First Tranche Closing Date Conditions, (i) Purchaser shall have the right, at its discretion, to extend the First Tranche Deadline, (ii) Purchaser shall have the right, at its discretion, to waive any First Tranche Closing Date Conditions that Seller has failed to satisfy, after which Purchaser shall pay the First Tranche to, or to the order of, the Seller and Seller shall accept the payment of the First Tranche, or (iii) if the Purchaser is unwilling to extend the First Tranche Deadline or waive any unsatisfied First Tranche Closing Date Conditions, then the closing for the First Tranche shall not occur and Seller shall deliver to Purchaser a termination payment in the amount of $750,000, which amount is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and thereafter this Agreement shall terminate.

(d)	The provisions of Article 3 are qualified by the provisions of the balance of this Article 3.

3.2	Conditions Precedent to Advance of First Tranche in Favor of the Purchaser

The Purchaser shall pay the First Tranche to, or to the order of, the Seller (and Seller shall accept such First Tranche payment) on the First Tranche Closing Date once each of the following conditions has been satisfied in full (or waived by the Purchaser): (the “First Tranche Closing Date Conditions”)

(a)	from and after the Execution Date there shall not have occurred any event or circumstance, or any event or circumstance shall not have failed to occur, including any such event or circumstance discovered by Purchaser through diligence on the Project Assets and a meeting with the Governmental Authorities responsible for regulating the Project and issuing Permits, which in the opinion of the Purchaser, acting reasonably, has or could have a Material Adverse Effect;

(b)	the Seller shall be formed as a valid and existing limited liability company in the State of Alaska and Seller (and, if applicable, any Seller Guarantors) shall have delivered to the Purchaser a certificate of status, good standing or compliance (or equivalent) for the Seller (and any Seller Guarantors) issued by the relevant Governmental Authority dated no earlier than two Business Days prior to the Execution Date;

(c)	the Seller shall own 100% of the Project Properties and have an agreement in place, verified by the Purchaser, that it has a lease on the patented mining claims and State of Alaska unpatented mining claims included in the Project Properties for no less than 75 years;

(d)	the Purchaser shall have received the Operating Plan for the Project, in a form and substance reasonably satisfactory to the Purchaser;

(e)	all necessary Permits (including, for greater certainty, active status Permits) required to commence construction on all mine facilities required to execute the Operating Plan for the Project, shall have been obtained or executed, as applicable;

(f)	all necessary Native American relationship requirements, including consultations, required to execute the Operating Plan, shall have been obtained or executed, as applicable;

(g)	the Seller shall have entered into an access rights agreement with Alaska Hardrock Inc., in form and substance satisfactory to the Purchaser, providing for, among other things: sufficient access to and across the Property for Seller to execute the Operating Plan;

(h)	the Seller shall have secured the employment of 50% of mine management and 30% of non-management mining workforce sufficient to execute the Operating Plan;

(i)	the Seller (and, if applicable, any Seller Guarantors) shall have executed and delivered to the Purchaser a certificate of a senior officer of the Seller, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the Execution Date, as to its constating documents; the resolutions of its board of directors or other comparable authority authorizing the execution, delivery and performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby; the names, positions and true signatures of the Persons authorized to sign this Agreement and the other Documents and such other matters pertaining to the transactions contemplated hereby and thereby as the Purchaser may reasonably require;

(j)	the Seller shall deliver to the Purchaser favorable opinions, in form and substance satisfactory to the Purchaser, acting reasonably, dated as of the First Tranche Closing Date, from external legal counsel to the Seller, including without limitation, in respect of: (i) the legal status of the Seller; (ii) the corporate power and authority of the Seller to conduct business, own properties and assets and execute, deliver and perform this Agreement and the other Documents, as applicable; (iii) the authorization, execution and delivery of this Agreement and the other Documents by the Seller; (iv) the enforceability of this Agreement and the other Documents against the Seller; (v) the execution, delivery and performance of this Agreement and the other Documents, as applicable, do not breach or cause default with respect to the constating documents of the Seller and Applicable Laws; (vi) no consents, filings, regulatory approvals, etc. required in connection with execution and delivery of this Agreement and the other Documents by the Seller, and the performance by the Seller of its respective obligations under this Agreement and the other Documents, as applicable; (vii) the creation and perfection (including without limitation, by registration) of the security interests created by the Security Documents; (viii) registration in all public offices where necessary or desirable to preserve, protect and perfect the security interests created by the Security Documents; and (ix) the authorized and issued share capital of the Seller.

(k)	the Security Documents listed in items 1 and 2 of Schedule “D” shall have been registered, filed or recorded in Alaska Department of Natural Resources, and all actions shall have been taken, that may be prudent or necessary to preserve, protect or perfect the security interest of the Seller under such Security Document;

(l)	the Purchaser shall have received satisfactory evidence of all releases, discharges and postponements in respect of any Encumbrances against the Collateral that do not constitute Permitted Encumbrances, together with any public registry filings required to reflect the same;

(m)	the Seller shall deliver to the Purchaser (i) an executed Lessor Consent and Estoppel Certificate from Alaska Hardrock Inc. in respect of the Underlying Lease with Seller, providing for the consent to the assignment of the Underlying Lease from Miranda to Seller and the execution and recording of the Security Documents, in a form and substance satisfactory to the Purchaser; and (ii) an executed Consent Letter from AA & Associates, LLC in respect of the Mining Grant dated effective August 5, 2015 between Alaska Hardrock Inc., Gold Torrent, Miranda and AA & Associates, LLC, providing for the consent to the execution and recording of the Security Documents, in a form and substance satisfactory to the Purchaser;

(n)	as of the First Tranche Closing Date; (i) all of the representations and warranties made by the Seller (and any Seller Guarantors, if applicable) in this Agreement or any other Document, as applicable, shall be true and correct in all material respects (or in all respects in the case of representations and warranties that are qualified by materiality) on and as of such date as if made on such date; (ii) no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) shall have occurred and be continuing under this Agreement or the other Documents or would result from the advance of the First Tranche; (iii) the Seller (and any Seller Guarantors, if applicable) shall have performed all obligations that are required to be performed by each of them under the Documents prior to the closing in respect of the First Tranche; and (iv) the advance of the First Tranche will not violate any Applicable Law, and the Seller (and any Seller Guarantors, if applicable) shall have delivered to the Purchaser a certificate dated as of the First Tranche Closing Date of a senior officer of each, in form and substance satisfactory to the Purchaser, acting reasonably, confirming the foregoing;

(o)	the applicable parties shall have executed and delivered this Agreement, the Guarantees (if applicable), the Security Documents, and all other Documents required to be delivered pursuant to this Agreement, in form and substance satisfactory to the Purchaser, acting reasonably, and the same shall remain in full force and effect, unamended and no breach shall have occurred and be continuing in respect of any of such documents;

(p)	no provision of Applicable Laws or any Governmental Authority having competent jurisdiction shall prohibit the closing or adversely affect in any material respect the Purchaser’s rights or benefits under this Agreement or the other Documents and no judgment, injunction, order or decree issued by any Governmental Authority having competent jurisdiction shall prohibit the closing or adversely affect in any material respect the Purchaser’s rights or benefits under this Agreement or the other Documents;

(q)	all Approvals, acknowledgments and consents of all Governmental Authorities and other Persons which are required to be obtained by the Seller (and any Seller Guarantors, if applicable) in order to complete the transactions contemplated by this Agreement and to perform its obligations under this Agreement and any Security Document to which it is a party have been obtained;

(r)	the Purchaser shall be satisfied, acting reasonably, with the insurance policies on the Project and true and complete copies of the policies and certificates of insurance from the insurers in respect thereof shall have been delivered to the Purchaser, naming the Purchaser as first loss payee and an additional insured in respect thereof;

(s)	the Seller shall have delivered to the Purchaser a lender title insurance policy in respect of the Properties described on Part 1 of Schedule “A”, in an amount of $100,000, with evidence naming the Purchaser as a beneficiary thereto; and

(t)	the Purchaser shall have received a title opinion in respect of the Properties described on Part 2 of Schedule “A” from counsel to the Seller, in form and substance satisfactory to the Purchaser.

3.3	First Tranche Closing Date Conditions Precedent in Favor of the Seller

The Seller shall not be obligated to perform its obligations under Section 2.1 and 2.2 or Article 5 until it has received the First Tranche in accordance with Section 3.1.

3.4	First Tranche Closing Date Closing Deliveries of the Purchaser

On or before the First Tranche Closing Date, the Purchaser will deliver the following to the Seller:

(a)	a certificate of status, good standing or compliance (or equivalent) for the Purchaser issued by the relevant Governmental Authority dated no earlier than two Business Days prior to the First Tranche Closing Date;

(b)	a certificate executed by a senior officer of the Purchaser, in form and substance satisfactory to the Seller, acting reasonably, dated as of the First Tranche Closing Date, as to the constating documents of the Purchaser; the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby; the names, positions and true signatures of the Persons authorized to sign this Agreement on behalf of the Purchaser; and such other matters pertaining to the transactions contemplated hereby as the Seller may reasonably require; and

(c)	a certificate dated as of the First Tranche Closing Date of a senior officer of the Purchaser, in form and substance satisfactory to the Seller, acting reasonably, confirming that as of the First Tranche Closing Date: (i) all of the representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects (or in all respects in the case of representations and warranties that are qualified by materiality) on and as of such date as if made on such date.

3.5	Second Tranche

In consideration for the respective promises and covenants of the Seller contained herein, including the sale and delivery by the Seller to the Purchaser of Refined Minerals, the Purchaser hereby agrees to pay, and the Seller hereby agrees to accept, the Second Tranche on the Second Tranche Closing Date, in cash, subject to the conditions in Section 3.6. For clarity, if any of the conditions set out in Section 3.6 cannot be satisfied by the Seller and the Purchaser is unwilling to waive any of such conditions, then closing shall not occur on the Second Tranche Closing Date.

3.6	Conditions Precedent to Advance of Second Tranche in Favor of the Purchaser

The Purchaser shall pay the Second Tranche to or to the order of the Seller on the Second Tranche Closing Date once each of the following conditions has been satisfied in full (or waived by the Purchaser) to the satisfaction of the Purchaser, acting reasonably, provided that each of the First Tranche Closing Date Conditions shall have also been fulfilled and remain fulfilled as of the Second Tranche Closing Date: (the “Second Tranche Closing Date Conditions”)

(a)	all necessary Permits (including, for greater certainty, active status Permits) required to execute and sustain the Operating Plan for the Project, shall have been obtained or executed, as applicable, to the reasonable satisfaction of the Purchaser;

(b)	As of the Second Tranche Closing Date: (i) all of the representations and warranties made by the Seller and each Seller Guarantor in this Agreement or any other Document, as applicable, shall be true and correct in all material respects (or in all respects in the case of representations and warranties that are qualified by materiality) on and as of such date as if made on such date; (ii) no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) shall have occurred and be continuing under this Agreement or the other Documents or would result from the advance of the Second Tranche; (iii) the Seller and each Seller Guarantor shall have performed all obligations that are required to be performed by it prior to the Second Tranche Closing Date; and (iv) the advance of the Second Tranche will not violate any Applicable Law; and the Seller and each Seller Guarantor shall have delivered to the Purchaser a certificate dated as of the Second Tranche Closing Date of a senior officer of each, in form and substance satisfactory to the Purchaser, acting reasonably, confirming the foregoing;

(c)	The Material Agreements and (ii) all other Documents required to be delivered pursuant to this Agreement, shall remain in full force and effect, unamended and no breach shall have occurred and be continuing in respect of any of such documents;

(d)	No provision of Applicable Laws or any Governmental Authority having competent jurisdiction shall prohibit the closing or adversely affect in any material respect the Purchaser’s rights or benefits under this Agreement, and no judgment, injunction, order or decree issued by any Governmental Authority having competent jurisdiction shall prohibit the closing or adversely affect in any material respect the Purchaser’s rights or benefits under this Agreement or the other Documents;

(e)	at the request of the Purchaser, the Seller shall have delivered to the Purchaser an endorsement of the lender title insurance policy delivered to Purchaser under Section 3.2(s) increasing the lender title insurance policy to an amount requested by Purchaser, not to exceed $6,400,000, in respect of the Properties that will contain the proposed processing plant site, with evidence naming the Purchaser as a beneficiary thereto; and

(f)	The Seller shall have delivered or paid to the Purchaser any and all amounts owing pursuant hereto at such time.

Article 4
TERM AND TERMINATION AND ADJUSTMENT

4.1 Term

(a)	This Agreement and the term hereof shall commence on the Execution Date provided that the obligation to deliver Refined Minerals in an amount equal to Payable Minerals by way of cash, gold or silver, or gold or silver credits, at the sole election of the Purchaser and as contemplated herein shall be subject to the terms and conditions of Section 3.1 and 3.2.

(b)	The Term shall continue until the date that is 40 years after the date of this Agreement (the “Initial Term”) and thereafter shall automatically be extended for successive 10-year periods (each an “Additional Term” and, together with the Initial Term, the “Term”), unless there has been no Produced Minerals from the Properties during the last 5 years of the Initial Term or during any consecutive 5 year period during any Additional Terms, as applicable, in which case this Agreement shall terminate at the end of the Initial Term or such Additional Term, as applicable.

(c)	Notwithstanding this Section, the Purchaser may terminate this Agreement as of the expiry of the Initial Term or the current Additional Term, as applicable, by written notice to the Seller within 30 days prior to the date on which the then applicable Initial Term or Additional Term is to expire.

(d)	Notwithstanding this Section and in particular Section 4.1(c):

(i)	this Agreement may also be terminated by the Parties on mutual written consent of the Parties; and

(ii)	this Agreement by terminated by the Purchaser for a Seller Event of Default in accordance with Article 10.

For clarity, the provisions of Article 1 and Article 12 of this Agreement and this sentence shall survive notwithstanding any termination of this Agreement.

Article 5
REPORTING; BOOKS AND RECORDS; INSPECTIONS

5.1 Monthly Reporting

During the Term, the Seller shall deliver to the Purchaser a Monthly Report on or before the fifteenth Business Day after the end of each calendar month. Purchaser and Seller shall work together in good faith to determine the format and detail of the report within 10 Business Days following the Execution Date.

5.2 Annual Reporting

At least once every 12 months and no later than November 15 of each calendar year, the Seller shall provide to the Purchaser with respect to the Project:

(a)	a forecast for the life of mine, based on the Operating Plan, substantially in the same form as in the original Operating Plan or as otherwise agreed by the Seller and the Purchaser, acting reasonably, of the quantity of gold and silver expected to be mined, stockpiled, processed and recovered over the next year on a month by month basis and over the remaining life of the mine on a year by year basis;

(b)	a listing of the Operating Plan assumptions, including operating and capital expenditure assumptions, exchange rates and metal prices, substantially in the same form as in the original Operating Plan, or as otherwise agreed by the Seller and the Purchaser, acting reasonably, used for short term and long term planning purposes in developing the forecast referred to in Section 5.2(a);

(c)	a statement setting out the actual tonnes and grades (estimated as appropriate) of Minerals and gold and silver mined, stockpiled, processed and recovered as of the start of the period covered by the Operating Plan; and

(d)	a statement setting out the reserves and resources of gold and silver for the Properties and the assumptions used, including cut-off grade, metal prices and metal recoveries, using normal industry measures and standards.

5.3 Books and Records

The Seller shall (and any Seller Guarantors, if applicable, shall) keep true, complete and accurate books and records of all of its respective operations and activities with respect to the Project and this Agreement, including the mining and production of all Minerals and minerals therefrom and the mining, treatment, processing, milling, transportation and sale or refining of all Project Minerals and all operating or capital costs. The Seller shall, the Seller Guarantors (if any) shall, and the Seller shall ensure that the Seller Guarantors (if any) shall, permit the Purchaser and its authorized representatives and agents to perform audits or other reviews and examinations of their respective books and records and other information relevant to the production, delivery and determination of Produced Minerals and Payable Minerals, and compliance with Article 6 and the requirements of this Agreement from time to time at reasonable times at the Purchaser’s sole risk and expense and upon 20 Business Days’ notice. The Purchaser shall diligently complete any audit or other examination permitted hereunder no more than four times per calendar year.

5.4 Inspections

The Seller shall (and any Seller Guarantors, if applicable, shall) grant, or cause to be granted, to the Purchaser and its representatives and agents, at reasonable times and upon reasonable notice and at the Purchaser’s sole risk and expense (unless such representative or agent is a Board Designee, in which case the risk and expense shall be borne solely by the Seller), the right to access the Properties, the processing facilities related to the Project, and other facilities of the Project, in each case to monitor the mining, processing and infrastructure operations relating to the Project and to permit a qualified Person to complete a personal inspection of the Project. The Purchaser shall have reasonable access to such employees and data of the Seller Group Entities and the employees and data of the Seller Group Entities’ consultants and shall have an opportunity to conduct such comparative sampling tests and other activities as are required in the Purchaser’s reasonable opinion. The Purchaser may avail itself of such rights of access a maximum of four times per calendar year, except during the occurrence of an Event of Default or a Material Adverse Effect, at which times, the Purchaser’s and its representatives’ and agents’ access to the Properties, the processing facilities related to the Project, and other facilities of the Project, shall be unrestricted, and the risk and expense associated with such access shall be borne solely by the Seller.

Article 6
COVENANTS

6.1 Conduct of Operations

(a)	The Seller shall operate the Project on a commercial basis as if the Seller and the Seller Guarantors, if any, had the full economic interest in the gold and silver produced from the Project in the absence of this Agreement, and as if the Seller was entitled to receive the Gold Market Price for the gold included in the Payable Minerals and the Silver Market Price for the silver contained included in the Payable Minerals, and in such regard, the Seller shall use its commercially reasonably efforts to timely maximize production of gold and silver from the Project with a view to ensuring that Commercial Production is reached as soon as possible following the First Tranche Closing Date. The Seller shall ensure that: (i) all cut-off grade, short term mine planning and production decisions concerning the Project shall be based on gold and silver prices typical of normal industry practice; and (ii) all longer term planning and resource and reserve calculations concerning the Project shall use gold and silver prices based on normal industry practice.

(b)	Subject to Sections 2.5, 6.1(a) and 6.4 and the other specific sections of this Agreement to the contrary, all decisions regarding the Project, including: (i) the methods, extent, times, procedures and techniques of any development and mining related to the Project or any portion thereof; (ii) spending on operating and capital expenditures; (iii) leaching, milling, processing or extraction; (iv) decisions to operate or continue to operate the Project or any portion thereof, including with respect to closure and care and maintenance; (v) decisions to take or refrain from taking any action in order to maintain gold and silver recovery or production; and (vi) the sale of Minerals and sales strategy including decisions regarding the sale of gold and silver and terms thereof (except as provided herein); shall be made by the Seller, in its sole discretion.

(c)	Notwithstanding Sections 6.1(a) and 6.1(b), the Seller shall perform all mining operations and activities pertaining to or in respect of the Project in accordance, in all material respects, with all Applicable Laws, Permits and other authorizations, and accepted mining, processing, engineering and environmental practices prevailing in the mining industry in Alaska.

(d)	The Seller shall obtain and maintain all necessary certifications in Alaska in order to carry on business therein.

(e)	The Seller shall comply with all terms of its material claims, leases and patents, including the Underlying Lease and the Permits.

6.2 Preservation of Corporate Existence

(a)	Except as permitted in Section 6.2(b), the Seller shall, the Seller Guarantors (if any) shall, and the Seller shall ensure that the Seller Guarantors (if any) shall, at all times from and after the date hereof, do and cause to be done all things necessary or advisable to maintain their respective corporate existence. The Seller shall not, the Seller Guarantors (if any) shall not, and the Seller shall ensure that the Seller Guarantors (if any) shall not merge or amalgamate with another entity within a Seller Group Entity if such merger or amalgamation would adversely impact the Purchaser’s rights under this Agreement or any other Document.

(b)	The Seller shall not, the Seller Guarantors (if any) shall not, and the Seller shall ensure that the Seller Guarantors (if any) shall not, consolidate, amalgamate with, or merge with or into, or Transfer all or substantially all of their respective assets to, or reorganize, reincorporate or reconstitute into or as, another entity, or continue to any other jurisdiction, unless such action is in compliance with Sections 7.1, 7.2 and 7.3, and, in any such event, at the time of such consolidation, amalgamation, merger, reorganization, reincorporation, reconstitution, Transfer, or continuance, the resulting, surviving or transferee entity assumes in favor of the Purchaser all of the obligations of the applicable Seller Guarantor, as the case may be, under this Agreement and the other Documents as contemplated herein.

(c)	The Seller Guarantors (if any) shall not, and the Seller shall ensure that the Seller Guarantors (if any) shall not, amend any existing constitution of such Seller Guarantor, or revoke and adopt or adopt a new constitution, in each case in any manner which would adversely impact the Purchaser’s rights under this Agreement or any other Document, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

6.3 Processing/Commingling

The Seller shall not (and if applicable, any Seller Guarantors shall not and the Seller shall ensure the Seller Guarantors shall not) process Other Minerals through the processing facilities related to the Project in priority to or in place of, or commingle Other Minerals with, Minerals which are or can be mined, produced, extracted or otherwise recovered from the Properties while the Project can be operated profitably, unless the Seller Group Entities and the Purchaser shall have entered into an agreement, on terms and conditions satisfactory to the Purchaser, acting reasonably, that provides for the following: (i) the applicable Seller Group Entity shall have adopted and caused to be employed, reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and Minerals for the purposes of determining the quantum of the Produced Minerals; (ii) the Purchaser shall not be disadvantaged as a result of the processing of Other Minerals in place of, in priority to, or concurrently with, Minerals; (iii) the Purchaser shall have approved the Commingling Plan, and (iv) the Seller Group Entities shall be obligated to keep all books, records, data and samples required by the Commingling Plan. The Seller shall fully compensate the Purchaser for any disadvantage incurred or suffered by the Purchaser if and to the extent that the processing of Minerals mined, produced, extracted or otherwise recovered from the Properties through the processing facilities related to the Project is delayed as a result of such Other Minerals being processed through processing facilities related to the Project.

6.4 Offtake Agreements

(a)	The Seller shall use its best efforts to enter into a written contractual Offtake Agreement as soon as possible and in any event within six months after the Execution Date, so as to enable the Seller to fulfill its delivery obligations pursuant to Section 2.2.

(b)	The Seller shall ensure that when Minerals that contain Produced Minerals are sold, all such Minerals are sold to an Offtaker pursuant to an Offtake Agreement.

(c)	The Seller shall ensure that all Offtake Agreements entered into by a Seller Group Entity pursuant to Section 6.4(a) shall be on commercially reasonable arm’s length terms and conditions for concentrates similar in make-up and quality to those derived from the Minerals, and shall be in writing and include industry standard reporting and payment settlement protocols and provisions that require the delivery of Offtaker Settlement Sheets and appropriate and separate sampling and assaying so that the Seller and the applicable Offtaker can determine the grade or content of Produced Minerals and other metals in each delivery to an Offtaker. In the case of an Offtake Agreement entered into by a Seller Group Entity with an Affiliate or other non-arm’s length party, in addition, the Offtake Agreement shall be on terms consistent with market practice. For greater certainty, any variances in an Offtake Agreement from the percentages used to determine Payable Minerals under this Agreement shall be for the sole account of the Seller Group Entities and shall not affect the amount of Refined Minerals to be delivered to the Purchaser under this Agreement.

(d)	The Seller shall ensure that the Seller Group Entities deliver all Minerals that include Produced Minerals to each Offtaker, in such quantity, description and amounts and at such times and places as required under and in accordance with each Offtake Agreement. The Seller shall notify the Purchaser by electronic communication of each delivery of Minerals to an Offtaker no later than five Business Days: (i) after the Minerals leave the Properties or when the Minerals are loaded at a port facility, and (ii) after such is available to the Seller, information regarding the Mineral content in the shipment.

(e)	With respect to any Offtake Agreements entered into after the First Tranche Closing Date, the Seller shall promptly provide to the Purchaser confirmation of the terms of any such Offtake Agreement and, within 15 days after the execution thereof by each of the parties thereto, the Seller shall provide to the Purchaser a final signed copy of such Offtake Agreement and use its commercially reasonable efforts to avoid any requirement for the redaction of any part thereof, failing which, such Offtake Agreement shall be provided subject to the redactions required by any such Offtake Agreements.

(f)	The Seller Group Entities shall and the Seller shall ensure that the Seller Group Entities shall take all commercially reasonable steps to enforce their respective rights and remedies under each Offtake Agreement with respect to any breaches of the terms thereof relating to the timing and amount of Offtaker Settlements in respect of Produced Minerals to be made thereunder. The Seller Group Entities shall and the Seller shall ensure that the Seller Group Entities shall notify the Purchaser in writing when any dispute in respect of a material matter arising out of or in connection with any Offtake Agreement is commenced in respect of Produced Minerals and shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute, as the case may be.

(g)	The Seller shall not, and shall ensure that the Seller Group Entities shall not, amend any Offtake Agreement without the prior written consent of the Purchaser.

6.5 Insurance

(a)	The Seller shall maintain, at all times with reputable insurance companies, insurance in good standing with respect to the Project Assets and the operations conducted on and in respect of the Project against such casualties, losses and contingencies and of such types and in such amounts as is customary in the mining industry in Alaska.

(b)	Where any Seller Group Entity has received payment under an insurance policy in respect of the Project as a result of an event that does or is reasonably likely to materially reduce the amount of Produced Minerals from the Project in any one or more years, the Seller Group Entity shall, and the Seller shall ensure that the Seller Group Entity shall, either: (i) use all Net Proceeds of any insurance payment received by any Seller Group Entity to rebuild or repair the Project or the damaged Project Assets; or (ii) pay the Applicable Percentage of the Net Proceeds of any insurance payment received by any Seller Group Entity in respect thereof to the Purchaser to fulfill its delivery obligations pursuant to Section 2.2 within 10 days after receipt of such proceeds by such Seller Group Entity. In this Section 6.5(b), “Applicable Percentage” means the Purchaser’s share of the Net Proceeds of such insurance payment received by any Seller Group Entity, up to a maximum amount of the Net Present Value of the Remaining Purchase, the Purchaser’s share being calculated as the ratio of: (i) the Net Present Value of the Remaining Purchase to (ii) the Project Net Present Value. A failure to agree on the foregoing proportion is arbitrable under Section 14.1. In the event that the Purchaser has not funded the Second Tranche, the Purchaser’s Applicable Percentage of the Net Proceeds shall be pro-rated based on the portion of the Purchase Price actually funded by the Purchaser.

(c)	The Seller shall ensure that each Lot shipped is adequately insured in such amounts and with such coverage as is customary in the mining industry in Ontario, until the time that risk of loss and damage for such Minerals is transferred to the Offtaker.

(d)	If any Seller Group Entity has received payment under an insurance policy in respect of a shipment of a Lot that is lost or damaged after leaving the Project and before the risk of loss or damage is transferred to the Offtaker, then the Seller shall use the Applicable Percentage of the Net Proceeds of any insurance payment received by the Seller Group Entity in respect thereof to fulfill its delivery obligations pursuant to Section 2.2. In this Section 6.5(d), “Applicable Percentage” means an amount equal to the average percentage content of Produced Minerals in the portion of such Lot that was lost or damaged based on: (i) in the case of loss or damage of a partial shipment, the dry weight determined by weighing, sampling and moisture determination on loading of the gold and silver and the agreed assays for gold and silver which has been delivered; and (ii) in the case of loss or damage of a complete shipment, on the dry weight determined at loading and the mine’s provisional assays; in such case based on the respective market prices of the gold and silver contained in such Lot as determined by the insurance settlement documents.

6.6 Confidentiality

(a)	Each Party (a “Receiving Party”) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors and representatives to maintain as confidential and not to disclose, the terms of this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement, including, in the case of the Purchaser, any Offtake Agreement provided hereunder (collectively, the “Confidential Information”), provided that a Receiving Party may disclose Confidential Information in the following circumstances:

(i)	to its auditor, legal counsel, lenders, underwriters and investment bankers and to Persons (the “Third Parties”) with which it is considering or intends to enter into a transaction for which such Confidential Information would be relevant (and to advisors and representatives of any such Person), provided that such Persons are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such Persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable;

(ii)	subject to Sections 6.6(c) and 14.7, where that disclosure is necessary to comply with Applicable Laws, court order or regulatory request, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and, where applicable, that the Receiving Party will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;

(iii)	for the purposes of the preparation and conduct of any arbitration or court proceeding commenced under Section 14.1.

(iv)	where such information is already available to the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(v)	with the consent of the disclosing Party; and

(vi)	to its Affiliates and those of its and its Affiliates’ limited partners, investors, directors, officers, employees, advisors and representatives who need to have knowledge of the Confidential Information.

(b)	Each Party shall ensure that its Affiliates and its Affiliates’ employees, directors, officers, advisors and representatives and those Persons listed in Section 6.6(a)(i) are made aware of this Section 6.6 and comply with the provisions of this Section 6.6. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such Persons.

(c)	If in compliance with Applicable Laws a Party is required to file this Agreement on a Governmental Authority’s document filing and retrieval system (such as EDGAR), such Party shall notify the other Party of such requirement within two Business Days after the date of this Agreement, and the Parties shall consult with each other with respect to any proposed redactions to this Agreement in compliance with Applicable Laws before it is filed on such system. No Party shall file this Agreement on a Governmental Authority’s document filing and retrieval system without reasonable prior consultation with the other Parties, provided that such reasonable prior consultation shall not prohibit a Party from filing this Agreement on such a system redacted only to the extent such Party considers it permitted pursuant to Applicable Laws.

6.7 Notice of Adverse Impact

The Seller shall notify the Purchaser promptly following the occurrence of a Seller Event of Default and promptly regarding any matter that has had or is reasonably likely to have a Material Adverse Effect or may result in a Seller Event of Default, including, for greater certainty, receipt of notice of an intention to enforce security against any of the Project Assets or the Collateral.

6.8 Restrictions on Business

The Seller shall not: (i) carry on any business other than the business of mining in the Willow Creek District in Alaska in relation to the Project, including exploration and development activities, and all other ancillary activities related thereto; (ii) have any material assets other than the Project Assets and cash or cash equivalents; or (iii) have any material liabilities other than Permitted Indebtedness. Notwithstanding the foregoing, the Seller may, directly or indirectly, acquire interests in or rights to acquire interests in other mineral properties inside or outside of the Willow Creek District in Alaska; provided that: (i) any such acquisitions, individually or when taken together with other such acquisitions, would not have a material adverse effect or a Material Adverse Effect; (ii) at the time of and following any such acquisitions, all terms, conditions and covenants under this Agreement remain complied with, and (iii) no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) will have occurred or would result from any such acquisitions; provided, however, that any such acquisition shall comply in all material respects with the applicable terms of the Underlying Lease.

6.9 Non-Arm’s Length Transactions

Without limiting Section 6.4, the Seller shall (and if applicable, the Seller Guarantors shall, and the Seller shall ensure that any Seller Guarantors shall) only engage in any transaction or arrangements with any other Seller Group Entity, including the provision, purchase, sale or receipt of any service, asset or payment, if any such transaction or arrangement: (i) does not have a Material Adverse Effect on the Purchaser; or (ii) does not have a Material Adverse Effect on gold and silver production from the Project based on the Operating Plan in effect at the time of the occurrence of the Material Adverse Effect.

6.10 Program and Budget

No later than 60 days prior to the expiry of the Initial Program and Budget and prior to the expiry of any Subsequent Program and Budget, the Seller shall deliver to the Purchaser a Subsequent Program and Budget which must be acceptable to the Purchaser, acting reasonably. The Initial Program and Budget and each Subsequent Program and Budget shall be prepared by the Seller or the Seller Group Entities in good faith, in accordance with sound mining practice, industry standards and Applicable Laws. The Seller shall manage, direct and control mining operations in accordance with the Initial Program and Budget and Subsequent Programs and Budgets, and shall fund all expenditures required to carry out mining operations contemplated thereby.

6.11 Trading Activities of the Seller and the Seller Group Entities

The Seller shall, the Seller Group Entities shall, and the Seller shall ensure that the Seller Group Entities shall, only engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (the “Trading Activities”) which may involve the possible physical delivery of Produced Minerals, if and only if, the Trading Activities are necessary, in the opinion of the Seller, acting reasonably, to protect the Seller against short-term fluctuations in gold and silver prices. For clarity, the Seller shall not, the Seller Group Entities shall not, and the Seller shall ensure that the Seller Group Entities shall not, engage in Trading Activities that are speculative hedges that could reasonably be expected to cause or to incent the Seller and the Seller Group Entities to cease funding mining operations on the Project (thereby affecting the Purchaser’s receipt of Refined Minerals). The Seller shall provide prompt written notice to the Purchaser, to the greatest extent practicable and in the greatest detail, immediately prior to entering into any Trading Activities.

6.12 Acts to Prevent Seller Event of Default

The Seller shall (and if applicable, any Seller Guarantors shall, and the Seller shall ensure that any Seller Guarantors shall) do all such acts and things as shall be reasonably required in order to prevent the occurrence of a Seller Event of Default and in particular and without limitation, to prevent a Seller Event of Default pursuant to the provisions of Sections 10.1(g) through 10.1(w).

6.13 Security Documents and Encumbrances

The Seller shall, prior to the First Tranche Closing Date:

(i)	provide to the Purchaser evidence of registration of item 1 of Schedule “D” against the mining claims and leases, including the Underlying Lease, with the appropriate recording district in the Alaska Department of Natural Resources;

(ii)	provide to the Purchaser evidence of registration of the Security Document listed in item 2 of Schedule “D” with the Alaska State Recorder’s Office and the appropriate recording district in the Alaska Department of Natural Resources; and

(iii)	otherwise do, execute, and deliver all such things, documents, security, agreements and assurances that the Purchaser may from time to time request to ensure that the Purchaser holds at all times valid, enforceable, perfected, first priority Encumbrances from the Seller and each Seller Guarantor (if any) meeting the requirements of Section 2.7.

6.14 New Subsidiaries

The Seller shall not incorporate, form or otherwise create any Subsidiary, without the prior consent of the Purchaser, which consent shall not be unreasonably withheld, and subject to complying with this 6.14. The Seller shall cause any Person who, following the Execution Date, becomes a Subsidiary (and thus is deemed to be a Seller Guarantor), to execute and deliver: (i) an agreement in favor of the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably, in which such Subsidiary agrees that it is a “Seller Guarantor” and agrees to comply with the terms in this Agreement and agrees to execute a guarantee in the same form as the Guarantee described pursuant to Section 2.6 hereof; and (ii) first ranking charges and security interests as and by way of pledge agreements and general Security Documents of like kind and tenor as the Security Documents, in form and substance satisfactory to the Purchaser, acting reasonably, and in keeping with the spirit and intent of the Security Documents.

6.15 Other Reporting Requirements

(a)	The Seller shall: (i) promptly notify the Purchaser in writing of any default, or event, condition or occurrence which with notice or lapse of time, or both, could, when taken together, constitute a default under any agreement in respect of debt to which the Seller (or a Seller Guarantor, if any) owes (contingently or otherwise) at least $50,000; and (ii) deliver to the Purchaser such other information respecting the financial condition or operations of the business of the Seller (or Seller Guarantors, if any), as the Purchaser may from time to time reasonably request.

(b)	Promptly upon becoming aware thereof, the Seller shall: (i) give notice to the Purchaser of any litigation, proceeding or dispute (including labour dispute), threatened (of which it is aware) or commenced against the Seller or any Seller Guarantor, if the litigation or dispute, if adversely determined, could reasonably be expected to have a Material Adverse Effect; (ii) advise the Purchaser of the extent to which any adverse determination is covered by insurance; (iii) provide all reasonable information requested by the Purchaser concerning the status of any litigation, proceeding or dispute; and (iv) use reasonable efforts to bring about a reasonable and favorable resolution or disposition of the litigation, proceeding or dispute.

6.16 Compliance with Native American Requirements

The Seller shall (and if applicable, any Seller Guarantors shall, and the Seller shall ensure that any Seller Guarantors shall) comply with all Native American relationship requirements necessary for operation, continuation and protection of the Project, including, without limitation, any consultations with Native American tribes or impact benefit agreements.

Article 7
TRANSFERS OF INTERESTS

7.1 Owner of Project Assets etc.

The Seller shall, the Seller Group Entities shall, and the Seller shall ensure that the Seller Group Entities shall, ensure that during the Term: (i) the only Transfers of the Project and the Project Assets; (ii) the only Share Transfers in respect of the Shares of the Seller; or (iii) the only Changes of Control of the Seller; shall be those that: (1) are completed in compliance with the provisions of Sections 6.2 and 7.3; (2) are permitted pursuant to the provisions of this Article 7; or (3) are effected with the prior written consent of the Purchaser.

7.2 Prohibited Transfers and Changes of Control

Except as set out in Section 7.3:

(a)	The Seller shall not, Transfer, in whole or in part, the Project Assets or any right, title or interest therein; and

(b)	The Seller shall not (i) effect a Change of Control or (ii) enter into any agreement, arrangement or other transaction with any Person, or be the subject of a transaction, that would result in a Change of Control.

7.3 Permitted Transfers and Changes of Control

Transfers, Share Transfers and Changes of Control that are permitted hereunder are set forth below in this Section 7.3.

(a)	A Transfer of the Project and the Project Assets to a Person that is not a Seller Group Entity (other than one provided for in Section 7.3(d)) is permitted as follows:

(i)	the Project and the Project Assets must be transferred together and as an entirety;

(ii)	the Seller must provide the Purchaser with at least 30 days prior written notice of the proposed Transfer;

(iii)	the Seller must Transfer all, but not less than all, of the Project Assets (other than leased personal property that is not material to the Project Assets that, by the terms of any lease, may not be transferred) to the same transferee, (the “New Owner”);

(iv)	the New Owner’s direct and indirect parent companies must become the Seller (the “New Owner”) and the Seller Guarantors (the “New Seller Guarantors”), and must grant to the Purchaser the same type of guarantees and security as contemplated by the Guarantees and the Security Documents;

(v)	the New Owner and the New Seller Guarantors must each become a party hereto and to the Guarantees and the Security Documents, as the case maybe, pursuant to an agreement in form and substance satisfactory to the Purchaser, acting reasonably;

(vi)	all necessary consents and approvals of any Governmental Authority or other Person must be obtained or satisfied with respect to such Transfer;

(vii)	there must be no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) that has occurred and is continuing;

(viii)	the Transfer, in the opinion of the Purchaser, acting reasonably, must not have a Material Adverse Effect (with the appropriate changes made to the definition of Material Adverse Effect to give effect to the concept of the New Owner and the New Seller Guarantors); and

(ix)	if the New Owner and the New Seller Guarantors have outstanding any Indebtedness secured by the same assets as the assets securing this Agreement, including without limitation, as set forth in the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchaser, on terms satisfactory to the Purchaser, acting reasonably.

(b)	A Share Transfer or Change of Control, as applicable, of the Seller or a Change of Control of the Seller Guarantors (if any) to a Person that is not a Seller Group Entity is permitted as follows:

(i)	the Seller must provide the Purchaser with at least 30 days prior written notice of the proposed Share Transfer or Change of Control;

(ii)	if there is a Share Transfer of the Seller, each transferee of the Shares must become a New Seller Guarantor, must become a party hereto and to the Guarantees and the Security Documents, as the case may be, pursuant to an agreement in form and substance satisfactory to the Purchaser, acting reasonably and must grant to the Purchaser the same type of guarantees and security as contemplated by the Guarantees and the Security Documents;

(iii)	if there is a Change of Control of a Seller Guarantor, each transferee of the Shares must become a New Seller Guarantor, must become a party hereto pursuant to an agreement in form and substance satisfactory to the Purchaser, acting reasonably, and must grant to the Purchaser the same type of guarantees and security as contemplated by the Guarantees and the Security Documents;

(iv)	all necessary consents and approvals of any Governmental Authority or other Person are obtained or satisfied with respect to such Share Transfer or Change of Control;

(v)	the Share Transfer or the Change of Control, in the opinion of the Purchaser, acting reasonably, must not have a Material Adverse Effect (with the appropriate changes made to the definition of Material Adverse Effect to give effect to the concept of the New Owner and the New Seller Guarantors);

(vi)	if the New Owner and the New Seller Guarantors have outstanding any Indebtedness secured by the same assets as the assets securing this Agreement, including without limitation as set forth in the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchaser, on terms satisfactory to the Purchaser, acting reasonably; and

(vii)	for purposes of this Section 7.3(b), a “Share Transfer” shall not include an issuance from treasury by the Seller of its shares.

(c)	A Transfer of the Project, Project Assets, or a Change of Control of the Seller or the Seller Guarantors to a Person that is a Seller Group Entity is permitted as follows:

(i)	the Seller must provide at least 30 days prior written notice of the proposed Transfer or Change of Control;

(ii)	the Seller must provide a confirmation in favor of the Purchaser that its obligations under this Agreement shall continue in full force and effect despite any such Transfer or Change of Control;

(iii)	each transferee must become, as applicable, a New Owner or a New Seller Guarantor, must become a party hereto and to the Guarantees and the Security Documents, as the case may be, pursuant to an agreement in form and substance satisfactory to the Purchaser, acting reasonably, and must grant to the Purchaser the same type of guarantees and security as contemplated by the Guarantees and the Security Documents;

(iv)	all necessary consents and approvals of any Governmental Authority or other Person are obtained or satisfied with respect to such Transfer or Change of Control; and

(v)	if the transferee has outstanding any Indebtedness secured by the same assets as the assets securing this Agreement including without limitation, the Security Documents, its secured lenders shall have entered into an intercreditor agreement with the Purchaser on terms and conditions satisfactory to the Purchaser, acting reasonably.

(d)	A Transfer of the Project and the Project Assets to a Person that is not a Seller Group Entity (i.e., a New Owner) that comprises a minority interest disposition, joint venture or other similar commercial arrangement is permitted as follows:

(i)	the interest in the Project, and the Project Assets must be transferred together and as an entirety;

(ii)	the Seller must provide the Purchaser with at least 30 days prior written notice of the proposed Transfer;

(iii)	the New Owner’s direct and indirect parent companies must become New Seller Guarantors pursuant to this Agreement and must grant to the Purchaser the same type of guarantees and security as contemplated by the Guarantees and the Security Documents;

(iv)	the New Owner and the New Seller Guarantors must each become a party hereto and to the Guarantees and the Security Documents, as the case may be, pursuant to an agreement in form and substance satisfactory to the Purchaser, acting reasonably;

(v)	all necessary consents and approvals of any Governmental Authority or other Person must be obtained or satisfied with respect to such Transfer;

(vi)	there must be no Seller Event of Default (or an event which with notice or lapse of time or both would become a Seller Event of Default) that has occurred and is continuing;

(vii)	the Transfer, in the opinion of the Purchaser, acting reasonably, must not have a Material Adverse Effect (with the appropriate changes made to the definition of Material Adverse Effect to give effect to the concept of the New Owner and the New Seller Guarantors);

(viii)	if the New Owner and the New Seller Guarantors have outstanding any Indebtedness secured by the same assets as the assets securing this Agreement, including without limitation as set forth in the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchaser, on terms satisfactory to the Purchaser, acting reasonably;

(ix)	the Seller must retain at least an indirect majority undivided interest in the Project and the Seller (and the Seller Guarantors, if any) shall not be released from any of their obligations under this Agreement; and

(x)	a Seller Group Entity must at all times act as the operator of the Project.

(e)	If the Seller intends to abandon, surrender, relinquish or let lapse any of the Properties, including by way of ceasing to maintain Permits or the validity of mineral claims, leases or exploration licenses (the “Abandonment Property”), then the Seller shall: (i) have determined, acting in a commercially reasonable manner, that it is not economical to mine Minerals from the Abandonment Property; and (ii) first give notice of such intention to the Purchaser at least 30 days in advance of the proposed date of abandonment. If, not later than 10 days before the proposed date of abandonment, the Seller receives written notice from the Purchaser that the Purchaser desires the Seller to convey or cause the conveyance of the Abandonment Property to the Purchaser or an assignee, then the Seller shall, without additional consideration, convey or cause the conveyance of the Abandonment Property to the Purchaser on an as is where is basis and at the sole cost, risk and expense of the Purchaser, and the Seller shall thereafter have no further obligation to maintain the title to the Abandonment Property.

If the Purchaser does not give such notice to the Seller within the prescribed period of time, then the Seller may abandon the Abandonment Property and the Seller shall thereafter have no further obligation to maintain the title to the Abandonment Property.

If any Seller Group Entity reacquires a direct or indirect interest in any of the ground covered by the Abandonment Property at any time within five years following abandonment, then the production of gold and silver from such property shall be subject to this Agreement. The Seller shall give written notice to the Purchaser within ten days of any such reacquisition.

Article 8
SECURITY

8.1 Indebtedness and Encumbrances

(a)	The Seller shall not (and if any, the Seller Guarantors shall not, and the Seller shall ensure that the Seller Guarantors shall not) incur or assume or become liable for, or permit any other Seller Group Entity to incur or assume or become liable for, any Indebtedness, except for Permitted Indebtedness.

(b)	The Seller shall not, the Seller Group Entities shall not, and the Seller shall ensure that the Seller Group Entities shall not create, assume, grant or permit to exist any Encumbrance, other than Permitted Encumbrances: (i) in respect of all or any of the Project Assets; and (ii) in respect of all or any part of the Collateral.

(c)	The Seller shall (and if any, the Seller Guarantors shall, and the Seller shall ensure that the Seller Guarantors shall) cause any Person who becomes a Seller Group Entity after the date hereof to execute and deliver: (i) if such Seller Group Entity is to be a “Seller”, an agreement in favor of the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably, in which such Seller agrees to become a party to this Agreement; (ii) if such Seller Group Entity is to be a “Seller Guarantor”, an agreement in favor of the Purchaser, in form and substance satisfactory to the Purchaser, acting reasonably, in which such Seller Guarantor agrees to execute a guarantee in the same form as the Guarantee provided pursuant to Section 2.6 hereof; (iii) first ranking charges and security interests as and by way of pledge agreements and general Security Documents of like kind and tenor as the Security Documents and in keeping with the spirit and intent of the Security Documents; and (iv) if applicable, any intercreditor agreement.

(d)	Except for the purposes of making payments in respect of and pursuant to the terms of Permitted Indebtedness, the Seller shall not, the Seller Group Entities shall not, and the Seller shall ensure that the Seller Group Entities shall not, make or commit to make any Distribution or other payment or transfer of assets to any other Seller Group Entity, including by way of set-off or in-kind, if a Seller Event of Default, or any event or circumstance which, with notice, the passage of time or both, would constitute a Seller Event of Default, has occurred and is continuing, or if a Seller Event of Default would reasonably occur or arise immediately after, or as a result of, making a Distribution, payment or transfer of assets.

(e)	The Seller shall (and if any, the Seller Guarantors shall, and the Seller shall ensure that the Seller Guarantors shall) cause all such further agreements, instruments and documents to be executed and delivered and all such further acts and things to be done as the Purchaser may from time to time reasonably require to obtain, perfect and maintain first ranking prior perfected charges and security interests in, to and over all of the Collateral as well as all Shares in and collateral of any Seller Group Entity as contemplated herein.

(f)	The Seller shall not, the Seller Group Entities shall not, and the Seller shall ensure that the Seller Group Entities shall not, contest, in any manner, the effectiveness, validity, binding nature or enforceability of this Agreement or the other Documents.

8.2 Stockpiling

If any Seller Group Entity intends to stockpile, store, warehouse or otherwise place Minerals off the Properties (the “Stockpiling Activities”), then, before doing so, the Seller shall obtain from the property owner where such stockpiling, storage, warehousing or other placement is to occur, a written acknowledgement in recordable form which provides that the Seller’s rights to the Minerals shall be preserved. Notwithstanding the foregoing, none of the Seller, any Seller Guarantors nor any other Seller Group Entities shall have the right to engage in Stockpiling Activities if such Stockpiling Activities would result, directly or indirectly, in the failure to reach Commercial Production, or a significant barrier thereto, or in the Purchaser being disadvantaged as a result of such Stockpiling Activities. The Seller shall not engage in Stockpiling Activities beyond best operating practices. Any stockpile existing at the end of the Term shall be processed, and Refined Minerals in an amount equal to Payable Minerals in respect of such stockpile shall be delivered to the Purchaser.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of the Seller

The Seller acknowledging that the Purchaser is entering into this Agreement in reliance thereon, hereby makes on and as of the date of this Agreement, the representations and warranties to the Purchaser set out in Schedule “B”.

9.2 Representations and Warranties of the Purchaser

The Purchaser, acknowledging that the Seller is entering into this Agreement in reliance thereon, hereby makes, on and as of the date of this Agreement, the representations and warranties to the Seller and, if applicable, the Seller Guarantors set out in Schedule “C”.

9.3 Survival of Representations and Warranties

The representations and warranties set out in Schedule “B” and Schedule “C”, if applicable, shall survive the execution and delivery of this Agreement, and for greater certainty, shall be deemed to be repeated as of the First Tranche Closing Date and the Second Tranche Closing Date.

9.4 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of the Seller, it shall be deemed to refer to the actual knowledge of any of any members of the Management Committee of Seller, any officers of Seller, or any officers of the Manager of Seller and all knowledge which such Persons would have if such Persons made due enquiry into the relevant subject matter.

Article 10
sELLER EVENTS OF DEFAULT

10.1 Seller Events of Default

Each of the following events or circumstances constitutes an event of default by the Seller (each, a “Seller Event of Default”):

(a)	the Purchaser is of the view, acting reasonably, that the Seller or any Seller Group Entity has failed to process Produced Minerals within 30 days after the same has been mined, produced, extracted or otherwise recovered in a sellable form from the Properties, other than by reason of an event of Force Majeure;

(b)	the Seller has failed to deliver Refined Minerals in an amount equal to Payable Minerals by way of gold or silver credits or as otherwise contemplated by this Agreement to the Purchaser within 5 Business Days from the time that an Offtaker Settlement has been reached, other than by reason of an event of Force Majeure;

(c)	other than as provided in Section 10.1(a) or elsewhere in this Article 10 and other than by reason of an event of Force Majeure, the Seller or any Seller Guarantor is in breach or default of any terms, deadlines or conditions or any of its covenants or obligations set out in this Agreement or any other Document, as applicable, in any material respect, which breach or default is not remedied within a period of 30 days following the earlier of: (i) the date that the Seller or the Seller Guarantor becomes aware of such default; or (ii) the date that the Seller or any Seller Guarantor receives notice from the Purchaser notifying the Seller or such Seller Guarantor of such default, or such longer period of time as the Purchaser may determine in its sole discretion. For clarity and without limitation, the Seller’s obligations hereunder shall include all obligations of any Seller Guarantors and the Seller Group Entities as referenced in this Agreement as well as the Seller’s obligations to ensure that any Seller Guarantors and the Seller Group Entities act or refrain from acting as provided in this Agreement;

(d)	any of the representations or warranties given by the Seller proves to be inaccurate when made in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality), and the conditions giving rise to such inaccuracy are not remedied within a period of 30 days following delivery by the Purchaser to the Seller of written notice of such inaccuracy, or such longer period of time as the Purchaser may determine in its sole discretion;

(e)	the occurrence of an “event of default” by the Seller or any Seller Guarantor under any of the Material Agreements that the Seller or any Seller Guarantor fails to cure in accordance with any available right to cure;

(f)	any process of execution is enforced or levied upon assets having a value of $75,000 (or the equivalent amount in any other currency) or more of the Seller or any Seller Guarantor;

(g)	any judgment or order for the payment of money in excess of $75,000 (or the equivalent amount in any other currency), net of any amounts available for the satisfaction of such judgment or order pursuant to an enforceable contract of insurance, shall be rendered against the Seller or any Seller Guarantor and is not stayed within 30 days after it has been rendered or is not stayed prior to the time that any action is taken by any person to enforce such judgment or order;

(h)	the occurrence of an Insolvency Event affecting the Seller or any Seller Guarantors;

(i)	if any Security Document shall for any reason become invalid or unenforceable or shall otherwise cease to create a valid and perfected first ranking Encumbrance over the Collateral, subject to any Permitted Encumbrances, and such default has not been remedied within 10 days of the earlier of: (i) the date that the Seller or any Seller Guarantor becomes aware of such default; and (ii) the date that the Seller or any Seller Guarantor receives notice from the Purchaser notifying the Seller or such Seller Guarantor of such default;

(j)	if the Seller fails to produce at least 5,000 Gold Equivalent Ounces and deliver to the Purchaser at least 1,000 Gold Equivalent Ounces produced from the Properties by the 18th month from the First Delivery Date;

(k)	if the Seller fails to produce at least 10,000 Gold Equivalent Ounces and deliver to the Purchaser at least 2,000 Gold Equivalent Ounces produced from the Properties by the 24th month from First Delivery Date;

(l)	if the Seller fails to produce at least 20,000 Gold Equivalent Ounces and deliver to the Purchaser at least 4,000 Gold Equivalent Ounces produced from the Properties by the 36th month from the First Delivery Date;

(m)	if the Seller fails to deliver to the Purchaser at least 10,000 Gold Equivalent Ounces produced from the Properties by the 48th month from the date the First Delivery Date;

(n)	if the capacity of the processing plant at the Project has been increased to an amount equal to or greater than 400 tons per day at any time prior to the 60th month from the First Delivery Date and the Seller fails to deliver to the Purchaser at least 28,000 Gold Equivalent Ounces produced from the Properties by the 60th month from the First Delivery Date;

(o)	if the capacity of the processing plant at the Project has not been increased to an amount equal to or greater than 400 tons per day at any time prior to the 60th month from the First Delivery Date and the Seller fails to deliver to the Purchaser at least 19,400 Gold Equivalent Ounces produced from the Properties by the 60th month from the First Delivery Date;

(p)	if the capacity of the processing plant at the Project has not been increased to an amount equal to or greater than 400 tons per day at any time prior to the 60th month from the First Delivery Date and the Seller fails to deliver to the Purchaser at least 23,900 Gold Equivalent Ounces produced from the Properties by the 72nd month from the First Delivery Date;

(q)	if the capacity of the processing plant at the Project has not been increased to an amount equal to or greater than 400 tons per day at any time prior to the 60th month from the First Delivery Date and the Seller fails to deliver to the Purchaser at least 28,000 Gold Equivalent Ounces produced from the Properties by the 84th month from the First Delivery Date;

(r)	The Second Tranche Closing has not occurred on or before the Second Tranche Deadline due to the failure of Seller to satisfy any of the Second Tranche Closing Date Conditions, and the Purchaser is unwilling to waive any of such conditions;

(s)	the Seller has not delivered Refined Minerals to the Purchaser as contemplated above within 60 days after gold or silver is mined, produced, extracted or otherwise recovered from the Properties, other than by reason of an event of Force Majeure;

(t)	the Seller or any Seller Group Entity fails to maintain all Permits required to reach Commercial Production and continue commercial production of the Produced Minerals for the length of the Term;

(u)	if any material mining claim, lease or patent, or any of the right, title and interest of the Seller or any Seller Guarantors therein is cancelled, extinguished, terminated, revoked or forfeited;

(v)	the Seller has used the Purchase Price in a manner not permitted by Section 2.5;

(w)	the Purchase Price is used by Seller in a manner materially inconsistent with the Initial Program and Budget or any Subsequent Program and Budget;

(x)	there shall have occurred any event or circumstance, or any event or circumstance shall have failed to occur, which in the opinion of the Purchaser, acting reasonably, has or could have a Material Adverse Effect;

(y)	any Document executed and delivered by one or more of the Seller and any Seller Guarantors shall, except as a result of the acts or omissions of the Purchaser, cease to be in full force and effect;

(z)	the validity of any Document or the applicability thereof to the Seller’s Obligations or Seller Guaranteed Obligations or any other obligations purported to be guaranteed hereby or thereby or any part thereof shall be disaffirmed by or on behalf of the Seller, any Seller Guarantor or any other party thereto (other than the Purchaser) or the denial of the Seller or any Seller Guarantor of its obligations under any Document; or

(aa)	the enactment of any legislation or the entering or obtaining of any order of a court, board or commission which renders any Document or any material provision thereof unenforceable, unlawful or otherwise changed, if the Seller and/or any Seller Guarantor that is a party to such Document does not, within ten days after receipt of notice of such Document or material provision becoming unenforceable, unlawful or otherwise changed, replace such Document with a new agreement that is in form and substance satisfactory to the Purchaser in its sole discretion, acting reasonably, or amend such Document to the satisfaction of the Purchaser in its sole discretion, acting reasonably.

10.2 Force Majeure

The provisions of Sections 10.1(a), (b), (c) and (r) are all subject to the occurrence of an event of Force Majeure as stated therein. If an event of Force Majeure contemplated in any of the said Sections of 10.1 shall have occurred, the Seller must: (i) immediately notify the Purchaser in writing of the expected period during which the event of Force Majeure will persist; and (ii) promptly take all reasonable steps to cure its inability to perform as a result of the event of Force Majeure; in which case the number of days set out in the applicable Section(s) listed in this Section 10.2 shall be extended to a date, that in the Purchaser’s opinion, acting reasonably, is a reasonable period of time after there has ceased to be such an event of Force Majeure. Notwithstanding the foregoing, the obligations of either Party may only be extended due to Force Majeure for a maximum of 180 days, in the aggregate for such Party.

Article 11
REMEDIES

11.1 Remedies

(a)	If a Seller Event of Default occurs and is continuing, then the Purchaser shall have the right, upon written notice to the Seller, at its option and in addition to and not in substitution for any other remedies available to it hereunder or at law or equity, to take any or all of the following actions:

(i)	demand all cash amounts and deliveries of Refined Minerals owing by the Seller to the Purchaser;

(ii)	terminate this Agreement by written notice to the Seller and, without limitation, demand all losses suffered or incurred as a result of the occurrence of such Seller Event of Default and termination, including the Net Present Value of the Remaining Purchase; and

(iii)	enforce the Documents.

(b)	The Parties hereby acknowledge and agree that: (i) the Purchaser will be damaged, and may be irreparably harmed, by a Seller Event of Default; (ii) it would be impracticable or extremely difficult to fix the actual damages resulting from a Seller Event of Default; (iii) any sums payable with respect to a Seller Event of Default are in the nature of liquidated damages, and not a penalty, and are fair and reasonable; and (iv) the amount payable in accordance with Article 11 with respect to a Seller Event of Default represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such Seller Event of Default in full and final satisfaction of all amounts owed in respect of such Seller Event of Default.

(c)	For greater certainty, if the Purchaser does not exercise its right under this Article, the obligations of the Seller or any successors following a realization hereunder shall continue in full force and effect.

Article 12
ADDITIONAL PAYMENT TERMS

12.1 Payments

All payments of funds due by one Party to another under this Agreement shall be made in United States dollars, or as otherwise indicated herein, and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.

12.2 Taxes

(a)	All deliveries of Refined Minerals and cash and all payments and/or transfers of property of any kind under this Agreement or any other Document by any Seller Group Entity shall be made without any deduction, withholding, charge, levy or imposition for or on account of any Taxes, except if required by Applicable Laws. Subject to Section 12.2(b), all Taxes, if any, required by Applicable Laws to be deducted, withheld, charged, levied, collected or imposed on any Person on or with respect to any such delivery, payment or transfer made by any Seller Group Entity shall be paid by the Seller and remitted to the appropriate Governmental Authority in accordance with Applicable Laws, provided that in addition to such delivery, payment or transfer made by any Seller Group Entity, Seller shall additionally deliver, pay or transfer property to the Purchaser or on its behalf as is necessary to ensure that the net amount or quantity received by the Purchaser (net of any such Taxes, including any Taxes required to be deducted, withheld, charged, levied, collected or imposed on any such additional amount or quantity) equals the full amount or quantity that the Purchaser would have received had no such deduction, withholding, charge, levy, collection or imposition been required.

(b)	Notwithstanding Section 12.2(a), the Seller shall not be responsible for any Excluded Taxes imposed or collected by any jurisdiction in respect of deliveries of Refined Minerals, cash or payments and transfers of property of any kind made by a Seller Group Entity pursuant to this Agreement or any other Document.

(c)	In the event that any new Taxes are implemented, or there shall occur any revision in, implementation of, amendment to or interpretation by the relevant Governmental Authority or courts having competent jurisdiction of any existing Taxes, in each case that has an adverse effect on any of the Parties or any of their Affiliates in respect of the transactions contemplated by this Agreement, the Seller and Purchaser agree that they shall negotiate in good faith with each other to amend this Agreement so that the Parties and their Affiliates are not adversely affected by any such enactment, revision, implementation, amendment or interpretation, as the case may be; provided that any amendment to this Agreement shall not have any adverse effect on the Seller or its Affiliates on the one hand, or the Purchaser or its Affiliates on the other hand.

(d)	If the Purchaser should receive any tax credit for Taxes paid by the Seller under this Section 12.2, provided that such credit result in a cash refund or a reduction of Taxes that the Purchaser would otherwise be required to pay that are Excluded Taxes, then such credit shall, pursuant to Section 12.4, be set off against the Section 2.2 delivery obligation of the Seller. If the applicable Governmental Authority subsequently requires the Purchaser to repay such credit, the Seller shall forthwith repay the Purchaser the amount that was set-off against the Section 2.2 delivery obligations, plus any interest imposed by the Governmental Authority.

12.3 Overdue Payments

Any payment or delivery not made by a Party on or by any applicable payment or delivery date referred to in this Agreement shall incur interest from the due date until such payment or delivery is paid or made in full at a per annum rate equal to 15% from and after the due date, calculated, compounded and paid monthly in arrears.

12.4 Set-Off

Any dollar amount or Refined Minerals owing by a Party to any other Party under this Agreement may be set off against any dollar amount or Refined Minerals owed to such Party by the other Party. Any amount of Refined Gold or Refined Silver set off and withheld against any non-payment by a Party shall be valued at the Gold Market Price or Silver Market Price, respectively, as of the first trading day that such amount of Refined Gold or Refined Silver became payable to such Party and shall result in a reduction in an amount of Refined Gold or Refined Silver otherwise to be delivered by that number of ounces equal to the dollar amount set off divided by the Gold Market Price or Silver Market Price, respectively, as of the day such dollar amount first became payable.

Article 13
RIGHT OF FIRST Offer

13.1 Right of First Offer

(a)	At any time during the Term, if the Seller desires to engage in any non-equity financing, whether private or public (a “Financing”), the Seller shall not enter into such Financing without first providing the Purchaser with the option to provide such Financing in accordance with the procedures set out in this Article 13.

(b)	Upon determining the general amount and conditions of a desired financing, the Seller shall provide to Purchaser (i) all the terms and conditions of such financing approved by the Purchaser’s Management Committee and/or otherwise distributed on behalf of the Company to any Person (the “Approved Terms”) and (ii) all the terms and conditions of any offers, term sheets, indications of interest or equivalent document or terms for financing opportunities presented to the Seller by any Persons (each a “Third Party Terms”).

(c)	If the Purchaser wishes to provide the Financing to the Seller on substantially the Approved Terms (“Right of First Offer”), it must provide the Seller with written notice of its desire to exercise such option (“Option Notice”) within 20 days of the Purchaser’s receipt of the Approved Terms, failing which the Purchaser shall be deemed to have waived its right under this Section 13.1 with respect to such Financing described in the most recent Approved Terms for a period of 270 days beginning on the date that the Seller provides to the Purchaser the most recent Approved Terms.

(d)	If the Purchaser delivers the Option Notice as prescribed under 13.1(c), it shall have 30 days after delivery of the Option Notice to present the Seller with a fully committed and credit approved offer of finance for the Financing upon terms and conditions substantially similar to those as set out in the Approved Terms (the “Purchaser Term Sheet”).

(e)	If the Purchaser elects not to exercise the Right of First Offer under Sections 13.1(c), or is unable to provide the Seller with a Purchaser Term Sheet within the 30-day period contemplated in Section 13.1(d), then, the Seller may enter into a Financing with any other lender or financial institution on substantially the most recent Approved Terms during the 120 day period beginning on the date that the Seller provides to the Purchaser the most recent Approved Terms.

(f)	If the Approved Terms are materially amended, the Seller may not proceed with a Financing without complying with the terms of the Purchasers Right of First Offer under this Section 13.1.

Article 14
GENERAL

14.1 Disputes and Arbitration

(a)	The Parties will make reasonable efforts to settle any and all controversies, claims and disputes arising out of or in connection with this Agreement (each, a “Dispute”) within 15 days (or any other period of time that may be agreed upon between the Parties according to the circumstances) from its notification to the other Party in accordance with Section 14.6, through direct discussions between principals of the Parties for the purpose of resolving any such Dispute. For the purposes hereof, a “principal” means any individual of Seller or Buyer, as applicable, who has the authority to negotiate the settlement of the Dispute on behalf and in the name of Seller or Buyer, as applicable. Within 10 days after the date of the receipt by a Party of any notice of Dispute (which notice will request negotiations among principals), the principals will meet at a mutually acceptable time and place, or by telephone conference, to exchange relevant information in an attempt to resolve the Dispute. If a principal intends to be accompanied at the meeting by an attorney, the other Party’s principal will be given written notice of such intention at least 3 days in advance and may also be accompanied at the meeting by an attorney.

(b)	Notwithstanding Section 14.1(a) above, any Party may initiate arbitration proceedings pursuant to this Section 14.1(b) concerning such Dispute within 15 days (or any other period of time that may have been agreed upon between the Parties pursuant to Section 14.1(a)) after the date of receipt of the notice of Dispute, if such Dispute remains unsettled at the end of the 15-day period in Section 14.1(a) above. Any such Dispute will be finally settled under the then-current Commercial Arbitration Rules of the American Arbitration Association (the “CAR Rules”) by three (3) arbitrators appointed in accordance with the CAR Rules, and judgment upon the award of the arbitrators may be entered in any court of competent jurisdiction. The Party against whom the award has been made will pay or otherwise satisfy the award in accordance with the terms of the award. Any laws allowing or providing for judicial review de novo of such arbitration are hereby waived, and the award of the arbitrator or arbitrators will be final, binding and not subject to de novo review. Pursuant to Section 14.1(c), the arbitrators will, if requested by the Party submitting the controversy, claim or dispute (and such Party prevails), grant specific performance as a remedy for any breach of a Party’s covenant under this Agreement, without regard to the availability of specific performance as a remedy in a court of competent jurisdiction. The place of the arbitration will be in New York City, New York. Nothing herein will prevent either Party from filing an action to obtain injunctive relief in an action in any court having jurisdiction thereof. The costs of arbitration (including the fees and expenses of the arbitrator) will be borne in their entirety by the Party whom the arbitrators determine. Except as expressly provided otherwise in this Agreement, arbitration shall be the sole, exclusive and final remedy for any Dispute. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration.

(c)	Each of the Parties acknowledges and agrees that the subject matter of this Agreement is unique, that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other Party not in default or in breach. Accordingly, each of the Parties agrees that the other Party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

14.2 Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

14.3 Survival

The following provisions shall survive termination of this Agreement: 5.3 (for a period of 24 months), Section 6.6; Section 9.3; Section 11.1; Article 12, Section 14.1; Section 14.3; Section 14.5; Section 14.6; Section 14.8; Section 14.9; Section 14.10; Section 14.11; Section 14.12; Section 14.13 and Section 14.14, and such other provisions of this Agreement as are required to give effect thereto.

14.4 No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Purchaser and any Seller Group Entity.

14.5 Governing Law

THIS AGREEMENT IS TO BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW. SUBJECT TO THE ARBITRATION REQUIREMENTS UNDER SECTION 14.1, THIS AGREEMENT AND ANY ARBITRATION AWARD MAY BE ENFORCED IN ANY FEDERAL COURT OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK; AND THE SELLER AND PURCHASER HEREBY CONSENT TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVE ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF EITHER PARTY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, SUCH OTHER PARTY, AT ITS OPTION, SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE. The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

14.6 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered personally (including by courier service) or if sent by facsimile or sent by electronic mail in PDF format addressed as follows:

If to the Purchaser:

CRH Funding II PTE Ltd.

10 Changi Business Park Central 2

#05-01 HansaPoint

Singapore 486030

Attention:	Andrew Wehrley
Email:	andrew.wehrley@cartesianroyalty.com

with copies to (which shall not constitute notice):

Cartesian Capital Group

505 Fifth Ave., 15th Floor

New York, NY 10017

Attention:	Peter Yu
Email:	peter.yu@cartesiangroup.com
Facsimile:	(212) 461-6366

And

Dorsey & Whitney LLP

1400 Wewatta, Suite 400

Denver, CO 80202

Attention:	Ken Sam
Email:	Sam.Kenneth@dorsey.com
Facsimile:	(303) 629-3445

If to the Seller:

Alaska Gold Torrent LLC.

c/o Stoel Rives LLP

510 L Street, Suite 500

Anchorage, AK 99501-1959

P: 907.277.1900 [3]

Attn: Tina M Grovier

with a copy to (which shall not constitute notice):

Gold Torrent Inc

960 S Broadway, Suite 530

Boise, Idaho 83606

P: 208.343.1413 [1]

Attn: Daniel Kunz

Any such notice or other communication given in accordance with this Section 14.6, if delivered personally as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 p.m. at the place of delivery; otherwise it shall be deemed to be validly and effectively given on the next following Business Day. Any notice or communication which is transmitted by facsimile transmission as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such day is a Business Day and such transmission is received before 4:00 p.m. at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the next following Business Day. Any notice which is provided by electronic mail shall be followed by a copy of such notice delivered personally (including by courier service) or by facsimile transmission to the address noted above in (a). For clarity, notice delivered by electronic mail shall be deemed to have been validly and effectively given on the date of the electronic mail transmission if such day is a Business Day and such transmission is sent before 4:00 p.m. at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the next following Business Day.

Any Party may at any time change its address for service from time to time by notice given in accordance with this Section 14.6.

14.7 Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties nor their respective Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of such Parties or their respective Affiliates under Applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such disclosure shall be provided to the other Parties at such time as it is made publicly available.

14.8 Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

14.9 Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

14.10 Entire Agreement

This Agreement and the other Documents together constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, with respect to the subject matter hereof and thereof by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set out in this Agreement or the Security Documents or the other Documents.

14.11 Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

14.12 Assignment

(a)	This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

(b)	Subject to Section 14.12(d), the Purchaser shall be entitled at any time and from time to time, to Transfer, including by way of syndication or granting of participation rights, any of its rights and obligations under this Agreement or any other Document without the consent of the Seller.

(c)	Except as provided herein, but subject to Section 14.12(d), neither the Seller nor any Seller Guarantor shall Transfer, in whole or in part, any of their respective rights or obligations under this Agreement or any other Document, as applicable, without the prior written consent of the Purchaser.

(d)	This Agreement may not be assigned in whole or in part to any Restricted Person.

14.13 Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to replace any provision that is invalid, illegal or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision.

14.14 Costs and Expenses

Except as otherwise provided for in this Agreement, all costs and expenses incurred by a Party shall be for its own account, provided that the Seller shall be liable to reimburse to the Purchaser $9,000 per month to a total of US$162,000, which amount constitutes of one-half of the payment to Upstream Resources LLC for the services of Patrick Okita for the first 18 months of his engagement following the Execution Date. The Parties agree that the reimbursement provided in this Section 14.14 shall be paid by Seller to Purchaser in the amount of $9,000 per month for any month in which Pat Okita is retained by Purchaser with respect to the Project, such amounts to be paid on or before the last Business Day of each calendar month after the Execution Date, up to a total of US$162,000.

14.15 Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic scan shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

CRH FUNDING II pte ltd.

Per:
Name:
Title:

Per:
Name:
Title:

ALASKA GOLD TORRENT LLC

Per:
Name:
Title:

Signature Page

Schedule “A”

Description of Properties (with Map)

Part 1 - Description of the Fee Property

Government Lot 5, Section 18, Township 20 North, Range 4 West, Seward Meridian. 38851 W Parks Highway, Willow, Alaska 99688

Part 2 - Description of the Underlying Lease and Leased Real Property

Lease between Alaska Hardrock Inc., as Lessor, and Miranda, as Lessee, dated on or about November 15, 2013 (the “Underlying Lease”), and any amendments to the Lease, covering the below described Claims.

The Patented Claims

	Name	Survey	Patent

1	Gold Dust No. 2	960A	478360
2	Golden Wonder	960A	478360
3	Golden Wonder No. 1	960A	478360
4	Gold Dust	960A	478360
5	Gold Dust No. 1	960A	478360
6	Gold Dust Fraction	960A	478360
7	Golden Eagle	1018	728475
8	Golden Eagle No. 1	1018	728475
9	Summit	1018	728475
10	Gold Nugget	1018	728475
11	Bird	1018	728475
12	Brassel Fraction Lode Claim	1487	1159173
13	War Baby No. One Claim	1487	1159173
14	War Baby No. Two (2) Lode Claim	1487	1159173
15	War Baby No. 3 Lode Claim	1487	1159173
16	War Baby No. 4 Lode Claim	1487	1159173
17	Lucky Shot Lode Claim No. 1	1487	1159173
18	Lucky Shot Lode Claim No. 2	1487	1159173
19	Lucky Shot Lode Claim No. 3	1487	1159173
20	Luck Shot No. 5 Load Claim	1487	1159173
21	War Eagle Fraction Claim	1487	1159173
22	War Eagle No. 1	1487	1159173
23	War Eagle No. 2	1487	1159173
24	War Eagle No. 3	1487	1159173
25	Lucky Shot Lode Claim	1487	1159173
26	Mary	2047	1127290
27	Black King No. 2	2094	1128877

A-1

28	Black King No. 3	2094	1128877
29	Black King No. 4	2094	1128877
30	Ready Bullion	2094	1128877
31	Ready Bullion No. 1	2094	1128877
32	Ready Bullion No. 2	2094	1128877
33	Ready Bullion Fraction	2094	1128877
34	Early Cash	2094	1128877
35	Early Cash No. 1	2094	1128877
36	Lucky Gold Fraction	2094	1128877
37	Taylor Claim	2186A	1159173
38	Wilson Lode Claim	2186A	1159173
39	Madison Claim	2186A	1159173
40	Coolidge Lode Claim	2186A	1159173
41	War Eagle No. 4 Claim	2186A	1159173
42	War Eagle No. 5 Claim	2186A	1159173
43	War Eagle No. 6 Claim	2187A	1159173

The State Claims

	Name	ADL#	Meridian, Township, Range	Section	Section/4

1	LS 1	645931	S 20N 01W	34	SE
2	LS 2	645932	S 20N 01W	35	SW
3	LS 3	645933	S 20N 01W	35	SE
4	LS 4	645934	S 20N 01W	36	SW
5	LS 5	645935	S 20N 01W	36	SE
6	LS 6	645936	S 20N 01E	31	SW
7	LS 7	645937	S 20N 01E	31	SE
8	LS 9	645939	S 20N 01E	32	NW
9	LS 10	645940	S 20N 01E	31	NE
10	LS 11	645941	S 20N 01E	31	NW
11	LS 12	645942	S 20N 01W	36	NE
12	LS 13	645943	S 20N 01W	36	NW
13	LS 14	645944	S 20N 01W	35	NE
14	LS 15	645945	S 20N 01W	35	NW
15	LS 16	645946	S 20N 01W	34	NE
16	LS 17	645947	S 20N 01W	25	SE
17	LS 18	645948	S 20N 01E	30	SW
18	LS 19	645949	S 20N 01E	30	SE
19	LS 23	645953	S 20N 01E	29	NW
20	LS 24	645954	S 20N 01E	30	NE
21	LS 25	645955	S 20N 01E	19	SE
22	LS 26	645956	S 20N 01E	20	SW
23	LS 27	645957	S 20N 01E	20	SE
24	LS 28	650112	S 20N 01W	33	SE
25	LS 29	650113	S 20N 01W	34	SW
26	LS 30	650114	S 20N 01W	34	NW
27	LS 31	650833	S 19N 01W	5	NE
28	LS 32	650834	S 19N 01W	4	NW

A-2

29	LS 33	650835	S 19N 01W	4	NE
30	LS 34	650836	S 19N 01W	3	NW
31	LS 35	650837	S 20N 01W	33	SW
32	LS 36	650838	S 20N 01W	32	SE
33	LS 37	650839	S 20N 01W	33	NE
34	LS 38	650840	S 20N 01W	33	NW
35	LS 39	650841	S 20N 01W	33	NE
36	LS 40	650842	S 20N 01W	27	SE
37	LS 41	650843	S 20N 01W	27	SW
38	LS 42	650844	S 20N 01W	28	SE
39	LS 43	650845	S 20N 01W	28	SW
40	LS 44	650846	S 20N 01W	29	SE
41	LS 45	650847	S 20N 01W	28	NW
42	LS 46	650848	S 20N 01W	28	NE
43	LS 47	650849	S 20N 01W	27	NW
44	LS 48	650850	S 20N 01W	27	NE
45	LS 49	650851	S 20N 01W	26	NW
46	LS 50	650852	S 20N 01W	26	NE
47	LS 51	650853	S 20N 01W	25	NW
48	LS 53	650855	S 20N 01E	30	NW
49	LS 54	651699	S 19N 01W	3	NE
50	LS 55	651700	S 19N 01W	2	NW
51	LS 56	651701	S 19N 01W	2	NE
52	LS 57	656100	S 19N 01W	1	NW
53	LS 58	656101	S 19N 01W	1	NE
54	LS 59	656102	S 19N 01E	6	NW
55	LS 60	656103	S 19N 01E	6	NE
56	LS 61	656104	S 19N 01W	3	SE
57	LS 62	656105	S 19N 01W	2	SW
58	LS 63	656106	S 19N 01W	2	SW

A-3

A-4

Schedule “B”

Seller Representations and Warranties

The Seller hereby represents and warrants to the Purchaser as follows:

(a) Corporate Organization.

(i) The Seller and each Seller Guarantor is a company or corporation duly incorporated, the Seller is validly existing and in good standing under the laws of its jurisdiction of formation and each Seller Guarantor is validly existing under the laws of their respective jurisdictions of incorporation or formation, and each of the Seller and the Seller Guarantors are up-to-date in respect of all filings and the payment of all fees required by law to maintain their respective existence.

(ii) The Seller and each Seller Guarantor have all requisite corporate power and authority and have all necessary material approvals, licenses, permits and authorizations to own the Project Assets and to carry on its business as now conducted, including the current Mining Activities. The Seller has all requisite corporate power and authority to execute and deliver the Documents to which it is a party and to perform its obligations hereunder and thereunder.

(iii) As of the Execution Date, the state of Alaska is the only jurisdiction in which the Seller conducts business, and the Seller is not qualified to do business as a foreign corporation.

(iv) The Seller and each Seller Guarantor has filed all necessary documents to qualify to do business as a foreign corporation in, and the Seller is in good standing under the laws of each jurisdiction in which the conduct of the Seller’s business as now conducted and as presently contemplated to be conducted or the nature of the property owned requires such qualification, except where the failure to so qualify has not had and would not be expected to have a Material Adverse Effect.

(b) Subsidiaries. The Seller has no subsidiaries and does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

(c) Corporate Proceedings, etc. The Seller has authorized the execution, delivery, and performance of (i) the Documents to which it is a party and each of the transactions and agreements contemplated hereby and thereby, including the grant of the security interest in all of the assets of the Seller. No other corporate action is necessary to authorize such execution, delivery and performance of the Documents to which it is a party and each of the transactions and agreements contemplated hereby and thereby. When executed and delivered by the Seller, each of the Documents shall constitute the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

(d) Consents and Approvals. The execution and delivery by the Seller of the Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby do not require the Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any corporation, Person or firm, or any public, governmental or judicial authority.

B-1

(e) Absence of Defaults, Conflicts, etc. The execution and delivery of the Documents and the performance by the Seller of its obligations hereunder and thereunder will not result in a breach of any of the material terms, conditions or provisions of, or constitute a default under, or permit the acceleration of rights under or termination of, any material agreement or contract of the Seller, or the Seller’s limited liability company agreement, or any rule or regulation of any court or federal, state or foreign regulatory board or body or administrative agency having jurisdiction over the Seller, its businesses or the Project Assets. No event has occurred and no condition exists which, upon notice or the passage of time (or both), would constitute a material default under any such material contract or agreement or in any material license, permit or authorization to which the Seller is a party or by which it may be bound.

(f) Compliance with Law.

(i) The Seller has not been, and is not, in material violation of any laws, ordinances, governmental rules or regulations to which it is subject, including laws or regulations relating to the environment, securities laws, occupational health and safety or money laundering, and no material expenditures are or will be required in order to cause its current operations or properties to comply with any such laws, ordinances, governmental rules or regulations.

(ii) The Seller has all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property, including the Project Assets, or to the conduct of its businesses as now conducted and as presently contemplated to be conducted, including with respect to the Project and the Mining Activities. Neither the Seller nor Miranda or Gold Torrent have been denied any application for any Permits necessary to the Project as now conducted and as presently contemplated to be conducted. The Seller is not in material default under any of such Permits.

(iii) Neither the Seller nor Miranda or Gold Torrent have been notified, nor does Seller have reason to believe it, Miranda or Gold Torrent will be notified, by any state agency that it is (i) ineligible to receive additional Permits; or (ii) is under investigation to determine whether its eligibility to receive Permits should be revoked, i.e., “permit blocked”.

(g) Litigation. There are no material private or governmental (whether federal, state, local or foreign) claims, complaints, actions, suits, proceedings, arbitrations or investigations pending or, to the Seller’s knowledge, threatened or verdicts or judgments entered (i) against the Seller, the Project Assets, or, to the Seller’s knowledge, against any key employee, independent contractor, consultant, officer or director of the Seller, Miranda or Gold Torrent with respect to the Project, or (ii) that questions the validity of this Agreement or the Documents or the right of the Seller to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby before any court, governmental agency or tribunal, domestic or foreign. None of the Seller, Miranda or Gold Torrent are subject to any order, writ, judgment, injunction, decree, determination or award of any court or of any governmental agency or instrumentality (whether federal, state, local or foreign) with respect to, or in any way relating to, the Project.

(h) Material Agreements. Each Material Agreement is valid, binding and enforceable against the Seller and, to the Seller’s knowledge, the other parties thereto, in accordance with its terms, and in full force and effect on the date hereof. The Seller is not in default or breach under any of the Material Agreements, nor is any other party thereto in default or breach thereunder, nor are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a material default or breach under any of the Material Agreements.

(i) Absence of Undisclosed Liabilities. The Seller does not have any material debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Seller), except as provided hereunder, arising out of any transaction entered into at or prior to each Tranche, or any act or omission at or prior to each Tranche, or any state of facts existing at or prior to each Tranche, including taxes with respect to or based upon the transactions or events occurring at or prior to each Tranche, and including unfunded past service liabilities under any pension, profit sharing or similar plan, except current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business, none of which (individually or in the aggregate) are material.

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(j) Tax Matters. There are no material federal, state, county, local or foreign taxes due and payable by the Seller which have not been timely paid. There have been no examinations or audits of any tax returns or reports of the Seller by any applicable federal, state, local or foreign governmental agency. The Seller has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it in accordance with all applicable legal requirements and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. All material taxes required to be withheld or paid by the Seller (including in connection with amounts paid or owing to any employee or other service provider, stockholder or other third party) have been duly and timely withheld or paid, and any such withheld taxes have been duly and timely paid to the proper government agency or taxing authority in accordance with applicable legal requirements. The Seller has no material liability for the taxes of any other Person, as a transferee or successor, by contract or otherwise. The Seller is not subject to tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(k) Intellectual Property. Schedule “H” sets forth a complete and current list of registrations, patents or applications, licenses or other agreements pertaining to the intellectual property that is material to the Seller’s business. The Seller has the right to use all of the material intellectual property used by it in connection with its businesses, and such intellectual property rights are all those necessary to the conduct of the business as now conducted and presently contemplated. The Seller is in compliance in all material respects with all contractual obligations relating to such of the intellectual property as used pursuant to license or other agreement. There are no conflicts with or infringements of any intellectual property by any third party. There is no claim, suit, action or proceeding pending or, to the Seller’s knowledge, threatened against the Seller: (i) alleging any such conflict or infringement with any third party’s proprietary rights; or (ii) challenging the Seller’s ownership or use of, or the validity or enforceability of any intellectual property; nor is there any legitimate basis for any such claim.

(l) Title to Personal Property. The Seller has good and marketable title to the material tangible personal property owned by the Seller, in each case subject to no mortgage, pledge, lien, security interest, lease, encumbrance or charge, and (ii) with respect to the material tangible personal property it leases, the Seller is in compliance in all material respects with the applicable lease and holds a valid leasehold interest free of any liens, security interest, claims or encumbrances.

(m) Condition of Properties. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Seller are in good operating condition and repair, are reasonably fit and usable for the purposes for which they are being used and are presently contemplated to be used, and are adequate and sufficient for the Seller’s business as now conducted and as presently contemplated to be conducted.

(n) Insurance. The Seller and the Project Assets are insured in such amounts, against such losses and with such insurers as are customary when considered in light of the nature of the properties and businesses of the Seller as now conducted and as presently contemplated to be conducted. No notice of any termination or threatened termination of any of such policies has been received and such policies are in full force and effect.

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(o) Transactions with Related Parties. The Seller is not a party to any agreement with any of Miranda’s or Gold Torrent’s directors, officers or shareholders or any Affiliate or family member of any of the foregoing and (ii) the Seller does not employ as an employee or engage as a consultant any family member of any of Miranda’s or Gold Torrent’s directors, officers or shareholders.

(p) Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Seller.

(q) Illegal or Unauthorized Payments; Political Contributions.

(i) No Unlawful Contributions or Payments. Neither the Seller nor any director, or executive officer of the Seller, nor, to the knowledge of the Seller, any director, officer, agent, employee or representative of the Seller or other Person associated with or acting on behalf of the Seller, has (i) used any company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment of corporate funds or benefit to any foreign or domestic government or regulatory official or employee, including, without limitation, of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Seller has instituted, maintained and enforced, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(ii) Compliance with Anti-Money Laundering Laws. The operations of the Seller are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (PATRIOT Act), and the applicable money laundering statutes of all jurisdictions in which the Seller conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Seller with respect to the Money Laundering Laws is pending or, to the knowledge of the Seller, threatened.

(iii) No Conflicts with Sanctions Laws. Neither the Seller nor any director or executive officer of the Seller, nor, to the knowledge of the Seller, any director, officer, agent, employee or representative of the Seller, Affiliates or other Person associated with or acting on behalf of the Seller is currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is the Seller located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and Crimea (each, a “Sanctioned Country”); and the Seller will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as agent, principal, advisor, investor or otherwise) of Sanctions. The Seller has not knowingly engaged in, is not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country.

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(r) Real Property. As of the Execution Date, the Seller has good and marketable title, clear of any title, defect or Encumbrance, other than Permitted Encumbrances, to an undivided 100% interest in the Properties. Each parcel of real property owned in fee by the Seller (the “Fee Property”) are set forth in Schedule A. Each parcel of real property leased or subleased by the Seller (the “Leased Real Property”), and the lease agreements relating to such Leased Real Property are set forth in Schedule A. There are no material liens on the estate or interest created by the Underlying Lease. The Underlying Lease constitutes a valid and binding obligation of the Seller and Alaska Hardrock Inc. and is in full force and effect. No Person has any agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty in or to the Properties or the gold or silver produced from the Properties. The map attached hereto in Schedule “A” accurately depicts the location of the Properties

(s) Mining Operations. The Seller has made available to the Purchaser and its representatives all material proprietary geological data, reserve data, existing mine maps, surveys, title insurance policies, title insurance, abstracts and other evidence of measurements, metallurgical and assay data, samples, reserve calculations or reports, mine plans, mining permit applications and supporting data, engineering studies and information, maps, reports and data relating to or affecting the Project, the Properties and the Mining Activities requested by the Purchaser. The material mineral reserves mined, owned or leased by the Seller are not subject to any mining rights of any other Person to mine, process, develop or conduct other, similar activities.

(t) Mining Rights.

(i) The Seller, holds mining leases, mining concessions, mining claims, exploration permits, prospecting permits, participant interests, conventional property agreements, or proprietary interests or rights, recognized in the jurisdiction in which the Properties are located, in respect of the ore bodies and minerals located on the Properties in which the Seller has an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements, contracts, arrangements or understandings, sufficient to permit the Seller to explore for and exploit the minerals relating thereto, and all such agreements, contracts, arrangements or understandings in connection with the Properties, including the Underlying Agreement, are valid and subsisting and enforceable in accordance with their terms.

(ii) All material concessions, leases, property agreements and contracts, claims and permits relating to the Properties in which the Seller has an interest or right, including all mining claims under the Underlying Lease, have been validly granted, located, approved, executed and recorded or filed in accordance with all applicable laws and are valid, subsisting and enforceable.

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(iii) The Seller has all necessary surface rights, access rights and other necessary rights and interests relating to the Project and Properties granting the Seller the right and ability to explore for and exploit minerals, ore and metals for development and production purposes as are appropriate in view of the rights and interest therein of the Seller, with only such exceptions as do not materially interfere with the current and proposed use made by the Seller of the rights or interest so held, and each of the proprietary interests or rights and each of the agreements, contracts, arrangements or understandings and obligations relating thereto referred to above is currently in good standing in the name of the Seller.

(iv) The Seller does not have any responsibility or obligation to pay any commission, royalty, license, fee, assessment or similar payment to any person with respect to the property rights thereof, except where such fee or payment would not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate.

(v) The Seller has identified all the Permits which are or will be required for the exploration, development and eventual or actual operation of the Project and Properties, which Permits include but are not limited to mine and reclamation permits, access and use grants and permits, environmental assessment certificates, water appropriation and use permits, licenses and applications, land tenures, rezoning or zoning variances and other necessary local, provincial, state and federal approvals; and the appropriate Permits have either been received, applied for, or the processes to obtain such Permits have been or will in due course be initiated by the Seller; and the Seller does not know of any issue or reason why the Permits should not be approved and obtained in the ordinary course.

(vi) All assessments or other work required to be performed in relation to the mining claims and mining rights included in the Properties, including under the Underlying Lease, in order to maintain its respective interests therein, if any, have been performed to date and the Seller, Miranda and Gold Torrent have complied in all material respects with all applicable laws in this regard as well as with regard to legal and contractual obligations to third parties in this regard.

(u) Mining Practice. All mining operations by the Seller, and Miranda and Gold Torrent with respect to the Project, on the Properties have been conducted with the exercise of reasonable diligence, skill, care and prudence for mining operations in similar locations under similar circumstances.

(v) Technical Reports. Seller has delivered to Purchaser all technical reports relating to the Project or Properties (the “Reports”). Each Report was at the time of filing compliant, in all material respects, with the requirements of the provisions of NI 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). All scientific and technical information disclosed: (i) is based upon information prepared by or under the supervision of, or approved by, a “qualified person” (as such term is defined in NI 43-101) and (ii) was true, complete and accurate in all material respects at the time of filing. The Seller, Miranda or Gold Torrent made available to the respective authors thereof prior to the issuance of all of the Reports, for the purpose of preparing the Reports, as applicable, all information requested, and no such information contained any misrepresentation as at the time the relevant information was made available. The Reports, as of their respective dates, accurately and completely set forth all material facts relating to the Properties covered thereunder, and as of the date hereof, there is no new material scientific or technical information concerning any of the Project or Properties not included in the Reports.

(w) Environmental and Safety Laws.

(i) Neither the Seller, nor Miranda and Gold Torrent with respect to the Project, are in violation in any material respect of any applicable state or federal law or regulation relating to the environment or occupational health and safety or Mining Activities, and no material expenditures are or will be required in order to comply in all material respects with any such existing statute, law or regulation. Furthermore:

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(A) Each of the Seller, and Miranda and Gold Torrent with respect to the Project, as applicable, is in compliance in all material respects with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, whether domestic or foreign, in each case, relating to the protection of the environment, the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals, substances or industrial wastes classified as toxic or hazardous to human health or the environment (the “Hazardous Substances”), or with respect to Hazardous Substances, occupational health and safety (collectively, the “Environmental Laws”);

(B) Seller has all permits, licenses, authorizations and approvals required under any applicable Environmental Law (“Environmental Permits”) and is in compliance with all terms and conditions of each Environmental Permit;

(C) there are no pending or, to the Seller’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, claims, liens, investigation or proceedings against either the Seller or against Miranda or Gold Torrent with respect to the Project, as applicable, relating to any alleged violation of or liability under Environmental Law;

(D) Neither the Seller, nor Miranda and Gold Torrent with respect to the Project, have failed to report to the proper governmental authority the occurrence of any event which is required to be so reported by any Environmental Laws;

(E) Neither the Seller, nor Miranda and Gold Torrent with respect to the Project, are subject to (A) any Environmental Laws that require or may require any material work, repairs, construction, change in business practices or operations, or any expenditures, including capital expenditures, for facility upgrades to mitigate, control, or limit releases of Hazardous Substances into the environment, environmental investigation and remediation, or corrective actions, except with respect to any remediation obligations required as part of mine reclamation and covered under existing reclamation surety bonds or pursuant to or in accordance with Environmental Permits; (B) any written demand, written notice of default, summons, notice of judgment or commencement of proceedings with respect to any alleged violation of or liability arising under Environmental Laws; or (C) any outstanding obligations to remedy, pay compensation, or make any payment in the nature of a fine in relation to any violation of Environmental Laws; and

(F) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Seller, or Miranda and Gold Torrent with respect to the Project, pursuant to any Environmental Laws.

(x) Material Facts. This Agreement, the schedules furnished contemporaneously herewith, and the other written agreements, documents, certificates or statements furnished or to be furnished to the Purchaser hereunder by or on behalf of the Seller in connection with the transactions contemplated hereby taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading. In addition, there is no fact which is known to the Seller and which has not been disclosed herein or otherwise by the Seller to the Purchaser which would reasonably be expected to have a Material Adverse Effect. The materials, information and projections presented to the Purchaser have been prepared in a good faith effort by the Seller to describe the Seller’s present and proposed products, and projected growth and do not contain any materially misleading statement or omissions therein. While such projections were made by management in good faith based on factual assumptions believed to be true, no representations are made in respect to the accuracy or reliability of such projections.

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Schedule “C”

Purchaser Representations and Warranties

The Purchaser hereby represents and warrants to the Seller and to any Seller Guarantors as follows:

(a) It has all requisite power and authority to execute and deliver the Documents to which it is a party and to perform its obligations hereunder.

(b) It is a validly existing private limited company duly organized and in good standing under the laws of its jurisdiction of organization.

(c) It has taken all action necessary for the authorization, execution, delivery, and performance of the Documents to which it is a party and its obligations thereunder. No other action is necessary to authorize such execution, delivery and performance of the Documents to which it is a party. When executed and delivered by the Purchaser, each of the Documents to which the Purchaser is a party shall constitute the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

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Schedule “D”

SECURITY DOCUMENTS

1.	Real Estate Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Financing Statement (Fixture Filing and As-Extracted Collateral) granted by the Seller to the Purchaser to secure payment and performance of the obligations of Seller under this Agreement, charging all present and after-acquired assets of the Seller, including all personal and real property, fixtures and as-extracted collateral, subject to no prior Encumbrances other than Permitted Encumbrances.

2.	UCC Financing Statement covering all personal property assets, as extracted collateral and fixtures of Seller, subject to no prior Encumbrances other than Permitted Encumbrances.

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Schedule “E”

PERMITTED ENCUMBRANCES

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Schedule “F”

Initial program and Budget

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Schedule “G”

CUrrent Indebtedness

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Schedule “H”

Intellectual Property

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